Subject to Completion

Preliminary Prospectus Supplement dated November 13, 2006

PROSPECTUS SUPPLEMENT (To general prospectus supplement and prospectus dated March 31, 2006)	P/R/O/C/E/E/D/SSM Filed Pursuant to Rule 424(b)(5) Registration No. 333-132911

                             Units

Merrill Lynch & Co., Inc.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the U.S. Select Foreign Access 25 PROCEEDS Index

due December     , 2011

(the “PROCEEDSSM”)

$10 principal amount per unit

The PROCEEDS:

•	The PROCEEDS are designed for investors who are seeking exposure to the U.S. Select Foreign Access 25 PROCEEDS Index (the “Reference Index”).

•	Variable quarterly interest payments may be paid, depending upon the performance of the Basket Units described below.

•	100% principal protection on the maturity date.

•	Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•	The PROCEEDS will not be listed on any securities exchange.

•	The settlement date is expected to be December , 2006.

Payment on the maturity date:

•	On the maturity date, for each unit of the PROCEEDS you own, we will pay you an amount equal to the principal amount of the PROCEEDS plus an additional amount (which may be zero) based on the percentage increase, if any, in the level of the Reference Index.

•	The Reference Index is a composite index that measures the performance of a strategy that allocates hypothetical funds among three index components: (i) “Basket Units” representing the value of hypothetical purchases of certain stocks and sales of call options on those stocks in the “U.S. Select Foreign Access 25 Basket” using a “covered-call” strategy, (ii) “Zero Coupon Bond Units” representing the value of hypothetical zero coupon bonds and (iii) “Leverage Units” representing the cost of hypothetical borrowed funds which may increase allocations to the Basket Units. The Reference Index will be rebalanced periodically pursuant to a formula described in this prospectus supplement. This rebalancing will reflect changes in the performance of the Basket Units, prevailing interest rates and market conditions, all as more fully described in this prospectus supplement. The level of the Reference Index will be reduced by certain fees, deductions and charges.

•	The stocks in the U.S. Select Foreign Access 25 Basket will be determined annually by Merrill Lynch International, as the calculation agent, first by identifying the 300 stocks in the S&P 500 with the highest liquidity based upon their median daily trading volume in U.S. dollars over the 252 business days preceding the last business day in October of each year, excluding Merrill Lynch & Co., Inc. From these stocks, 50 stocks will be identified of companies with the highest proportion of total sales revenue (as defined in this prospectus supplement) that is classified as foreign sales revenue (as defined in this prospectus supplement) during the companies’ most recently completed fiscal year for which a Form 10-K has been filed. These 50 stocks will then be divided according to their sector classification in the Global Industry Classification Standard. Finally, the 25 stocks for those companies having the highest proportion of this total sales revenue that is classified as foreign sales revenue as described above across the various sector classifications will be identified. This identification process and the annual reconstitution procedures are more fully described in this prospectus supplement.

Investing in the PROCEEDS involves risks that are described in the “ Risk Factors” section beginning on page PS-10 of this prospectus supplement.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.30	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.70	$

(1)	The public offering price and the underwriting discount for any single transaction to purchase between 100,000 and 299,999 units will be $9.95 per unit and $.25 per unit, respectively, for any single transaction to purchase between 300,000 to 499,999 units will be $9.90 per unit and $.20 per unit, respectively, and for any single transaction to purchase 500,000 units or more will be $9.85 per unit and $.15 per unit respectively.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying general prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this prospectus supplement is December     , 2006.

“PROtected Covered Call EnhancED Income NoteS” and “PROCEEDS” are service marks of Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s 500®”, “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith, Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. The Global Industry Classification Standard (GICS®) was developed by and is the exclusive property and a trademark of Standard & Poor’s and Morgan Stanley Capital International Inc.

Prospectus Supplement

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying general prospectus supplement and prospectus to help you understand the PROtected Covered Call EnhancED Income NoteS Linked to the U.S. Select Foreign Access 25 PROCEEDS Index due December     , 2011. You should carefully read this prospectus supplement and the accompanying general prospectus supplement and prospectus to fully understand the terms of the PROCEEDS, the U.S. Select Foreign Access 25 PROCEEDS Index (the “Reference Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the PROCEEDS. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the PROCEEDS, to determine whether an investment in the PROCEEDS is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated. References to “MLI” are to Merrill Lynch International.

What are the PROCEEDS?

The PROCEEDS will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The PROCEEDS will rank equally with all of our other unsecured and unsubordinated debt. The PROCEEDS will mature on December     , 2011. We cannot redeem the PROCEEDS at an earlier date. We will make variable quarterly interest payments only under the circumstances described in this prospectus supplement. Depending on the date the PROCEEDS are priced for initial sale to the public (the “Pricing Date”), which may be in December or January, the settlement date may occur in January instead of December and the maturity date may occur in January instead of December. Any reference in this prospectus supplement to the month in which the settlement date or maturity date will occur is subject to change as specified above.

Each unit of the PROCEEDS represents $10 principal amount of PROCEEDS. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section entitled “Description of the Debt Securities— Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes. An investment in the PROCEEDS is subject to risks, including the risk that the PROCEEDS will only return their principal amount on the maturity date, resulting in a substantial economic opportunity loss to you. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

Who publishes the Reference Index and what does the Reference Index measure?

The daily closing levels of the Reference Index and the daily closing values of the Basket Units and the Zero Coupon Bond Units determined as of 4:00 p.m. (New York City time) will be published on each business day on Reuters Page MEREDUS13(or any successor page for the purpose of displaying those closing levels and closing values as identified by MLI, as the Reference Index calculation agent (the “Calculation Agent”)).

The Reference Index is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units (each an “Index Component,” and together the “Index Components”). Generally, the level of the Reference Index at any time will equal the sum of the values of the Basket Units and the Zero Coupon Bond Units, less the value of Leverage Units and reduced by a pro rata portion of the Index Adjustment Factor of 1.15% per annum as described below. The level of the Reference Index will be set to 97 on the Pricing Date.

The initial allocations of hypothetical funds to the Index Components will be set on the Pricing Date and will be between 90% and 105% in Basket Units, between 0% and 10% in Zero Coupon Bond Units and between 0% and 5% in Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described in the section entitled “The U.S. Select Foreign Access 25 PROCEEDS Index” in this prospectus supplement.

The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the Calculation Agent based upon the formula described herein.

The PROCEEDS are debt securities of ML&Co. An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

What hypothetical investment does each Index Component track?

The Index Components are defined as follows:

A “Basket Unit” will track the value of an initial US$100 hypothetical investment in the U.S. Select Foreign Access 25 Basket. The “U.S. Select Foreign Access 25 Basket” is a hypothetical investment which employs a “covered call” strategy in which (i) the U.S. Select Foreign Access 25 Stocks, as defined below, are deemed to be purchased, and (ii) call options are deemed to be sold, on a quarterly basis for a three month term, on the U.S. Select Foreign Access 25 Stocks. The “U.S. Select Foreign Access 25 Stocks”, the 25 stocks across the 10 Global Industry Classification Standard (“GICS”) sector classifications having the highest proportion of total sales revenue (as defined in the section entitled “Description of the U.S. Select Foreign Access 25 Basket— Determination of the U.S. Select Foreign Access 25 Stocks” in this prospectus supplement) that is classified as foreign sales revenue (as defined in the section entitled “Description of the U.S. Select Foreign Access 25 Basket— Determination of the U.S. Select Foreign Access 25 Stocks” in this prospectus supplement) from among the 300 most liquid stocks of the S&P 500 (not including the common stock of ML&Co.), will be determined and reconstituted annually by the Calculation Agent based upon the criteria described in the section entitled “Description of the U.S. Select Foreign Access 25 Basket— Determination of the U.S. Select Foreign Access 25 Stocks” in this prospectus supplement.

A “Zero Coupon Bond Unit” will track the value of a US$100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date, as described below, with a yield equal to the applicable zero coupon yield based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon yield will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon yield by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will not yield any return after the scheduled Valuation Date.

A “Leverage Unit” will track the value of US$1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge (see the section entitled “Fees, Deductions and Charges—Daily Leverage Charge” in this prospectus supplement). The Daily Leverage Charge will reduce the level of the Reference Index.

What will I receive on the maturity date of the PROCEEDS?

We have designed the PROCEEDS for investors who want to protect their investment by receiving at least the principal amount of their investment on the maturity date and who also want to participate in possible periodic interest payments and, to the extent provided herein, in possible increases in the level of the Reference Index (after the deduction of certain fees, deductions and charges). On the maturity date, you will receive a cash payment, in addition to any interest payment due, on the PROCEEDS equal to the sum of two amounts: the “principal amount” and the “Supplemental Redemption Amount”, if any.

Principal Amount

The “principal amount” per unit is $10.

Supplemental Redemption Amount

The “Supplemental Redemption Amount” per unit will equal:

$10 ×	(	Ending Value – Threshold Value	)
Threshold Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

The “Ending Value” will be determined by the Calculation Agent and will equal the level of the Reference Index at the close of the market on the Valuation Date.

The “Threshold Value” will equal 100.

The “Valuation Date” will be the seventh scheduled index business day before the maturity date, or on an alternate date shortly thereafter as described under “Description of the PROCEEDS— Payment on the maturity date” in this prospectus supplement.

The “Starting Value” will be set to 97 on the Pricing Date.

Because the Starting Value will be set to 97, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is 3.09% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS regardless of whether any Supplemental Redemption Amount is payable.

For more specific information about the Supplemental Redemption Amount, please see the section entitled “Description of the PROCEEDS” in this prospectus supplement.

Examples

Here are three examples of Supplemental Redemption Amount calculations:

Example 1—On the maturity date, the Reference Index, as adjusted, is below the Starting Value:

Starting Value: 97

Threshold Value: 100

Hypothetical Ending Value: 90

Supplemental Redemption Amount (per unit) =	$10 ×	(90 – 100)	= $0	(Supplemental Redemption Amount cannot be less than zero)
100

Total payment on the maturity date (per unit) = $10 + $0 = $10

Example 2—On the maturity date, the Reference Index, as adjusted, is above the Starting Value but below the Threshold Value:

Starting Value: 97

Threshold Value: 100

Hypothetical Ending Value: 99

Supplemental Redemption Amount (per unit) =	$10 ×	(99 – 100)	= $0	(Supplemental Redemption Amount cannot be less than zero)
100

Total payment on the maturity date (per unit) = $10 + $0 = $10

Example 3—On the maturity date, the Reference Index, as adjusted, is above the Threshold Value:

Starting Value: 97

Threshold Value: 100

Hypothetical Ending Value: 105

Supplemental Redemption Amount (per unit) =	$10 ×	(105 – 100)	= $.50
100

Total payment on the maturity date (per unit) = $10 + $.50 = $10.50

Will I receive interest payments on the PROCEEDS?

The interest payable on the PROCEEDS will vary and may be zero. We expect to pay interest, if any, in cash quarterly on the dates described under “Description of the PROCEEDS—Interest” in this prospectus supplement.

The interest payments, if any, on the PROCEEDS will depend on the hypothetical income of the Basket Units (the “Basket Unit Income”) held in the Reference Index over each quarterly calculation period and the level of the Reference Index at the end of that period. The Basket Unit Income will be based on the cash dividends in respect of the stocks in the U.S. Select Foreign Access 25 Basket and the value of premiums in respect of call options on those stocks. See “Description of the U.S. Select Foreign Access Basket— Calculation of the Value of the U.S. Select Foreign Access 25 Basket” in this prospectus supplement. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level described in this prospectus supplement during any quarterly calculation period, you will not receive any interest payment for that quarterly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See “Description of the PROCEEDS— Interest” in this prospectus supplement.

What are the costs associated with an investment in the PROCEEDS?

The level of the Reference Index will reflect the deduction of the following costs over the term of the PROCEEDS:

Index Adjustment Factor: The level of the Reference Index will reflect a 1.15% per annum reduction (the “Index Adjustment Factor”) that will be applied and accrue daily on the daily closing level of the

Reference Index to the benefit of the Calculation Agent on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will remain at 1.15% per annum for as long as any hypothetical funds are allocated to Basket Units. If at any time that allocation is zero, the Index Adjustment Factor will not apply.

Daily Leverage Charge: To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus 0.5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

Implicit sales charge: An implicit sales charge is paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value will be set to 97, while the Threshold Value will equal 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed 100 on the Valuation Date. Therefore, the level of the Reference Index must increase by more than 3.09% for you to receive an amount in excess of $10 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 3% per unit of the PROCEEDS.

Basket Adjustment Factor: The value of the U.S. Select Foreign Access 25 Basket will reflect a 1.00% per annum reduction (the “Basket Adjustment Factor”) that will be applied and accrue daily based on the value of the U.S. Select Foreign Access 25 Basket at the end of the previous day on the basis of a 365-day year and will be subtracted from the Basket Unit Income on the U.S. Select Foreign Access 25 Basket at the end of each day prior to effecting any reallocation that day. The value of the Basket Adjustment Factor for any quarterly calculation period will not exceed the value of the Basket Unit Income on the U.S. Select Foreign Access 25 Basket for that quarterly calculation period. The Basket Adjustment Factor will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the U.S. Select Foreign Access 25 Basket, the return on an investment in the “covered call” strategy (as described in the section entitled “Description of the U.S. Select Foreign Access 25 Basket” in this prospectus supplement) represented by the U.S. Select Foreign Access 25 Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the U.S. Select Foreign Access 25 Basket that did not include the Basket Adjustment Factor.

What does the “formula” do and when will the Reference Index undergo reallocations among the Index Components?

The formula determines the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”), and the consequent allocations to the Zero Coupon Bond Units and the Leverage Units. The formula will cause these allocations to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date is at least 100.

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any business day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In addition, if at any time during any index business day the closing level of the S&P 500 Index has declined from its closing value on the previous index business day by 10% or more, an Allocation Determination Event will have been deemed to have occurred.

In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150%. In general, the Targeted Exposure may decrease following decreases in the value of the U.S. Select Foreign Access 25 Basket or increases in the Floor Level (due to interest rate decreases).

In some circumstances, the amount of the hypothetical funds tracked by the Reference Index allocated to the Basket Units may be reduced to zero, which will result in the hypothetical funds allocated to the Basket Units remaining at zero for the remaining term of the PROCEEDS. You should refer to “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” in this prospectus supplement.

For a detailed description of the formula and the Targeted Exposure, see the section entitled “The U.S. Select Foreign Access 25 PROCEEDS Index— Reallocation of the hypothetical funds tracked by the Reference Index” in this prospectus supplement.

When would the formula allocate none of the hypothetical funds to the Basket Units, and what happens in that event?

If the “Cushion”, a ratio which reflects the level of the Reference Index relative to the value of the Floor Level, is less than 1% on any business day (a “Defeasance Event”), the formula will not allocate any hypothetical funds to the Basket Units. The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates, plus the Fee Protection Factor (as described under “The U.S. Select Foreign Access 25 PROCEEDS Index—Reallocation of hypothetical funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement), if any.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described under “The U.S. Select Foreign Access 25 PROCEEDS Index—Defeasance Events” in this prospectus supplement). This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

What is “leveraging” and how are the Leverage Units used?

The Leverage Units represent hypothetical borrowing that permits the Targeted Exposure to exceed 100%, subject to a maximum of 150%. When required by the formula, the Calculation Agent will use Leverage Units to increase the allocation of hypothetical funds to the Basket Units above 100%. The use of hypothetical borrowed funds will increase the Reference Index’s exposure to movements in the value of the Basket Units and will therefore make the Reference Index more volatile than the U.S. Select Foreign Access 25 Basket. Accordingly, if the value of the Basket Units increases when Leverage Units are outstanding, the level of the Reference Index may increase by a greater amount than will the value of the Basket Units. Conversely, if the value of the Basket Units decreases when Leverage Units are outstanding, the level of the Reference Index may decrease by a greater amount than will the value of the Basket Units. For risks associated with the use of hypothetical borrowed funds, see “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—The use of leverage may adversely affect the Supplemental Redemption Amount” in this prospectus supplement.

How has the Reference Index performed historically?

The Reference Index will not exist prior to the Pricing Date. However, we have included tables and graphs showing the hypothetical month-end closing level of the Reference Index during four different 60 month periods beginning on the first day in November of 1998, 1999, 2000 and 2001, unless the first day in November was not a business day, in which case the relevant 60 month period began on the preceding business day. These hypothetical closing levels have been calculated on the same basis that the Reference Index will be calculated. However, the calculations used to determine these levels contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. For further details on the calculation of these hypothetical levels, please refer to the section entitled “The U.S. Select Foreign Access 25 PROCEEDS Index— Hypothetical Historical Data on the Reference Index” in this prospectus supplement.

We have provided this information to help you evaluate the hypothetical past performance of the Reference Index in various economic environments; however, this hypothetical past performance is not indicative of how the Reference Index will perform in the future.

What are the U.S. Select Foreign Access 25 Stocks and how are the U.S. Select Foreign Access 25 Stocks determined?

The U.S. Select Foreign Access 25 Stocks will be determined by the Calculation Agent annually, first by identifying the 300 stocks in the S&P 500 with the highest liquidity, based upon their median daily trading volume in U.S. dollars over the 252 business days preceding the last business day in October of each year, excluding Merrill Lynch & Co., Inc. From these stocks, 50 stocks will be identified for those companies which have the highest proportion of sales revenue that is classified as foreign sales revenue during their most recently completed fiscal year for which a Form 10-K has been filed. These 50 stocks will then be divided according to their GICS sector classifications. Finally, the 25 stocks for those companies having the highest proportion of sales revenue that is classified as foreign sales revenue as described above across the various sector classifications will be identified.

The U.S. Select Foreign Access 25 Stocks were originally determined on October 31, 2006. The U.S. Select Foreign Access 25 Stocks will be reconstituted at the close business on the third Friday in December of 2007, 2008, 2009 and 2010, subject to adjustment as described in this prospectus supplement, based on the evaluation of various selection criteria on the last business day in October of those years, as described in this prospectus supplement. For more specific information about the U.S. Select Foreign Access 25 Stocks and their reconstitution, see the section entitled “Description of the U.S. Select Foreign Access 25 Basket—Determination of the U.S. Select Foreign Access 25 Stocks” in this prospectus supplement.

The PROCEEDS are debt obligations of ML&Co. and an investment in the PROCEEDS does not entitle you to any ownership interest in the U.S. Select Foreign Access 25 Stocks.

What is the “U.S. Select Foreign Access 25 Basket” and what does it measure?

The U.S. Select Foreign Access 25 Basket is designed to track the performance of a hypothetical “covered call” strategy for the U.S. Select Foreign Access 25 Stocks. A “covered call” strategy on a portfolio is an investment strategy in which a hypothetical investor:

•	is deemed to buy stocks; and

•	is deemed to sell call options on the stocks with exercise prices higher than the prices of the stocks when the options are priced.

A “covered call” strategy provides income from option premiums, or the value of the option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the prices of the stocks to which the options relate. However, the strategy limits participation in the appreciation of a stock beyond the option’s exercise price. Thus, in a period of significant stock market increases, a “covered call” strategy will tend to produce lower returns than ownership of the related stock. See “Risk Factors— Risk Factors Relating to the Basket Units—The appreciation of the U.S. Select Foreign Access 25 Basket will be capped due to the ‘covered call’ strategy” in this prospectus supplement.

The value of the U.S. Select Foreign Access 25 Basket is based on hypothetical purchases of the U.S. Select Foreign Access 25 Stocks, including the value of the dividends on those stocks, and hypothetical premiums on call options sold on each of those stocks, as reduced by a pro rata portion of the Basket Adjustment Factor.

An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the securities included in the U.S. Select Foreign Access 25 Basket.

How will the Calculation Agent determine the value of hypothetical call options included in the U.S. Select Foreign Access 25 Basket?

The mark-to-market value of each hypothetical call option will be determined by the Calculation Agent in accordance with an option pricing formula and using prevailing market parameters as described in the section entitled “Description of the U.S. Select Foreign Access 25 Basket— Hypothetical Call Options—Valuation of Hypothetical Call Options” in this prospectus supplement.

What about taxes?

Each year, you will be required to pay taxes on ordinary income from the PROCEEDS over their term based upon a comparable yield for the PROCEEDS, even though you may not receive any variable quarterly interest payments or any other cash payments from us prior to the maturity date. We have determined this comparable yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a PROCEEDS. This comparable yield is neither a prediction nor a guarantee of what either the actual quarterly interest payments or the actual Supplemental Redemption Amount will be, or that either the actual quarterly interest payments or the actual Supplemental Redemption Amount will even exceed zero. We have determined that this comparable yield will equal             % per annum, compounded quarterly.

For further information, see “United States Federal Income Taxation” in this prospectus supplement.

Will the PROCEEDS be listed on a stock exchange?

The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop, which may affect the price you receive for your PROCEEDS upon any sale prior to the maturity date. You should review “Risk Factors—A trading market for the PROCEEDS is not expected to develop and if trading does develop, the market price you may receive or be quoted for your PROCEEDS on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the PROCEEDS” in this prospectus supplement.

What price can I expect to receive if I sell the PROCEEDS prior to the stated maturity date?

In determining the economic terms of the PROCEEDS, and consequently the potential return on the PROCEEDS to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the PROCEEDS. In structuring the economic terms of the PROCEEDS, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the PROCEEDS.

If you sell your PROCEEDS prior to the stated maturity date, you will receive a price determined by market conditions for the security. This price may be influenced by many factors, such as interest rates, volatility and the current level of the Reference Index. In addition, the price, if any, at which you could sell your PROCEEDS in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the PROCEEDS, namely the underwriting discount paid in respect of the PROCEEDS, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount of your PROCEEDS if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Reference Index and no changes in the market conditions from those existing on the date of this prospectus supplement, the price, if any, at which you could sell your PROCEEDS in a secondary market transaction is expected to be lower than the original issue price. This is due to, among other things, our costs of developing, hedging and distributing the PROCEEDS. Any potential purchasers of your PROCEEDS in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the PROCEEDS. After the initial offering, MLPF&S intends to buy and sell the PROCEEDS to create a secondary market for holders of the PROCEEDS, and may stabilize or maintain the market price of the PROCEEDS during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

What is the role of Merrill Lynch International?

MLI, as the Calculation Agent, will be our agent for purposes of determining, among other things, the level of the Reference Index, the value of the Basket Units and the call options, the occurrence of an Allocation Determination Event, any reallocations of the hypothetical funds tracked by the Reference Index, the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, MLI’s role as Calculation Agent, its other business activities or its affiliation to ML&Co. could give rise to conflicts of interest. MLI is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

RISK FACTORS

Investment in the PROCEEDS involves risks, which include, but are not limited to, the risks referred to below. The level of the Reference Index may decrease as well as increase. If you receive only the principal amount of the PROCEEDS on the maturity date, you will have incurred a significant loss of opportunity to otherwise profit from the amount invested. In addition, the PROCEEDS are illiquid and if you sell the PROCEEDS prior to the maturity date, your sale price may be substantially less than the principal amount of the PROCEEDS.

You should consult your financial and legal advisors concerning risks associated with an investment in the PROCEEDS and the suitability of investing in your PROCEEDS in light of your particular circumstances. In addition, you should consult your tax advisors concerning the characterization of the PROCEEDS as contingent payment debt instruments for United States federal income tax purposes.

RISK FACTORS RELATING TO THE PROCEEDS AND THE REFERENCE INDEX

Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units

The formula that determines the Index Component allocations is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, even upon the occurrence of a Defeasance Event. The formula will allocate the hypothetical funds to the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date equal at least 100. Certain economic or market factors, such as low interest rates or insufficient gains by the Basket Units to offset the costs embedded in the Reference Index, will cause the allocation in the Zero Coupon Bond Units to be increased.

Any allocation of the hypothetical funds to Zero Coupon Bond Units will reduce the probability that the Reference Index will reflect any increases in the value of the Basket Units, which is the primary Index Component likely to result in appreciation in the Reference Index level. If the Reference Index level does not exceed 100 on the Valuation Date, the PROCEEDS will only return their principal amount on the maturity date, and you will have incurred substantial economic opportunity losses. Initially, between 0% and 10% of the hypothetical funds will be allocated to the Zero Coupon Bond Units.

The performance of the Basket Units may exceed the performance of the Reference Index

The Calculation Agent will adjust the allocations of hypothetical funds among the Index Components systematically using the formula. Accordingly, the performance of the Reference Index will likely differ significantly from the performance of each of the Index Components.

Initially, between 0% and 10% of the hypothetical funds tracked by the Reference Index will be allocated to the Zero Coupon Bond Units. However, the percentage of hypothetical funds represented by Zero Coupon Bond Units may increase or decrease during the term of the PROCEEDS, depending upon the performance of the Basket Units, the effect of any Leverage Units and the then-current interest rate environment. Changes in economic conditions may cause a change in the allocations of hypothetical funds among the Index Components as determined by the formula. The timing of any rebalancing, and the magnitude of the reallocations, may result in less than full participation in the increases, if any, in the value of the Basket Units, which would in turn affect the level of the Reference Index, and as a result the Supplemental Redemption Amount.

Because the formula is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, the allocation of hypothetical funds to the Zero Coupon Bond Units may increase during the term of the PROCEEDS depending upon the performance of the Basket Units and interest rates. Should the allocation of hypothetical funds to the Basket Units be reduced to zero, that allocation will remain at zero for the remaining term of the PROCEEDS and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described under “The U.S. Select Foreign Access 25 Proceeds Index—Defeasance Events” in this prospectus supplement). This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

The level of the Reference Index will not increase or decrease directly in proportion with increases or decreases in the value of the Basket Units due to the allocation of the Reference Index’s hypothetical funds to other Index Components. The Basket Units may increase in value substantially over the duration of the PROCEEDS, but the Supplemental Redemption Amount of the PROCEEDS may reflect little, if any, of that increase. The Supplemental Redemption Amount of the PROCEEDS may represent a yield less than the yield you would earn if you invested directly in the Basket Units or their equivalent or in the Zero Coupon Bond Units or their equivalent.

Certain other similar investments offered by our affiliates have lost all potential for appreciation

Our affiliates have offered indexed investments based upon rebalancing formulas similar to the PROCEEDS, certain of which have, in fact, terminated all exposure to the instruments equivalent to the Basket Units, which has resulted in a loss of the opportunity to profit from the amount invested.

The use of leverage may adversely affect the Supplemental Redemption Amount

The Targeted Exposure may be as much as 150% pursuant to the formula. Exposure above 100% would reflect the use of leverage, as represented by the allocation to Leverage Units. This leverage offers the potential for increases in the level of the Reference Index greater than any corresponding increase in the value of the Basket Units, but also entails a high degree of risk, including the risk of decreases in the level of the Reference Index greater than any corresponding decrease in the value of the Basket Units. In addition, the deemed interest expense associated with the allocation to Leverage Units will reduce the level of the Reference Index daily, which will result in a reduction in the Ending Value.

Reference Index rebalancing procedures may adversely impact the Supplemental Redemption Amount

The Reference Index tracks the performance of a hypothetical investment in the Index Components whose allocations of hypothetical funds will be rebalanced from time to time according to the rebalancing procedures described in this prospectus supplement. The timing and magnitude of any change in the allocations among the Index Components will be based on certain threshold values used in the formula as described herein. For example, under the rebalancing procedures, we expect the allocation to the Basket Units to increase as the level of the Reference Index increases or the Floor Level decreases and to decrease as the level of the Reference Index decreases or the Floor Level increases. This may expose the Reference Index to a higher risk of decreases (and a higher possibility of increases) if, for example, the Leverage Units are used to obtain more exposure to the Basket Units. In addition, certain market conditions, such as high volatility of the Basket Units or low interest rates, may result in larger reallocations among the Index Components. The timing and frequency of the reallocations among the Index Components may affect the level of the Reference Index on the Valuation Date, which in turn could affect the Supplemental Redemption Amount.

Fees, deductions and charges will reduce the Supplemental Redemption Amount

Your return on the PROCEEDS will reflect the deduction of certain fees, deductions and charges. These fees, deductions and charges include explicit charges that will be deducted from the level of the Reference Index over the term of the PROCEEDS, namely the Index Adjustment Factor and the Daily Leverage Charge. Also, there is an implicit sales charge paid upon the purchase of the PROCEEDS because the Starting Value will be set below the Threshold Value on the Pricing Date. In addition, the value of the U.S. Select Foreign Access 25 Basket will reflect the reduction of the Basket Adjustment Factor which, if the Reference Index includes Basket Units, will reduce the level of the Reference Index over the term of the PROCEEDS by reducing the value of the Basket Units. See “Fees, Deductions and Charges” in this prospectus supplement. The net effect of these fees, deductions and charges will be to decrease the level of the Reference Index on the Valuation Date, thereby reducing the Ending Value. Accordingly, the Supplemental Redemption Amount payable to you on the maturity date will be less than it would have been absent these fees, deductions and charges.

Potential conflicts of interest could arise

We may face possible conflicts of interest in connection with our obligations under the PROCEEDS. We may presently, or from time to time, engage in investment banking and other activities for or provide services to the Companies issuing the U.S. Select Foreign Access 25 Stocks (each, a “U.S. Select Foreign Access 25 Company”) or trade in the U.S. Select Foreign Access 25 Stocks for our own account or for the account of others. In particular, potential investors should note that our affiliates may execute transactions on behalf of U.S. Select Foreign Access 25 Companies regularly in various capacities, and may extend loans or act in an advisory capacity. All of these activities may result in conflicts of interest with respect to the financial interests of our affiliates and your financial interests.

The Calculation Agent is responsible for the calculation of the Reference Index pursuant to the formula. While the application of the formula is largely objective, there are certain situations where the Calculation Agent will exercise judgment in its capacity as the Calculation Agent. The Calculation Agent will also be responsible for calculating the value of the Basket Units and determining the U.S. Select Foreign Access 25 Stocks.

The Calculation Agent for the PROCEEDS is MLI, our affiliate. Under certain circumstances, MLI as our subsidiary and its responsibilities as Calculation Agent for the PROCEEDS could give rise to conflicts of interest. MLI is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLI, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due on the maturity date of the PROCEEDS. We may seek competitive terms in entering into the hedging arrangements for the PROCEEDS, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

In addition to the compensation paid at the time of the original sale of the PROCEEDS, MLPF&S will pay an amount beginning on each anniversary of the Pricing Date in 2007 through 2011 to brokers whose clients purchased the units in the initial distribution and who continue to hold their PROCEEDS. This additional amount will accrue at an annualized rate of 0.5% per unit for each day that hypothetical funds are allocated to Basket Units based on the amount payable on the maturity date of the PROCEEDS calculated as if the applicable payment date is the maturity date and the Ending Value is equal to the closing level of the Reference Index on that date. Also, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased PROCEEDS in the secondary market and continue to hold those PROCEEDS. As a result of these payments, your broker will receive a financial benefit each year you retain your investment in the PROCEEDS.

The level of the Reference Index on the Valuation Date must be more than 3.09% higher than the Starting Value for you to receive a Supplemental Redemption Amount on the stated maturity date

The Starting Value will be set to 97 on the Pricing Date. As a result, the level of the Reference Index must increase by more than 3.09% as of the Valuation Date in order for you to receive a Supplemental Redemption Amount. If the level of the Reference Index declines, or does not increase sufficiently, you will receive only the principal amount of your investment, in addition to any interest payment due, on the maturity date, which could represent a significant loss of opportunity to otherwise profit from the amount invested in the PROCEEDS.

The interest payable on the PROCEEDS, if any, will vary

The interest payments, if any, on the PROCEEDS will depend on the Basket Unit Income in the Reference Index over each quarterly calculation period and the level of the Reference Index at the end of that period. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level described in this prospectus supplement during any quarterly calculation period (except the last quarterly calculation period before the maturity date), you will not receive any interest payment for that quarterly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See “Description of the PROCEEDS—Interest” in this prospectus supplement.

The yield on the PROCEEDS may be lower than the yield on other debt securities of comparable maturity

Even if payment on the PROCEEDS on the maturity date exceeds the principal amount of the PROCEEDS, this payment may represent a yield less than the yield you would have earned if you had bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date.

A trading market for the PROCEEDS is not expected to develop and if trading does develop, the market price you may receive or be quoted for your PROCEEDS on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the PROCEEDS

The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop. Although our affiliate MLPF&S has indicated that it currently expects to bid for PROCEEDS offered for sale to it by holders of the PROCEEDS, it is not required to do so and may cease making those bids at any time. The limited trading market for your PROCEEDS may affect the price that you receive for your PROCEEDS if you do not wish to hold your investment until the maturity date.

If MLPF&S makes a market in the PROCEEDS, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your PROCEEDS in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the PROCEEDS, namely the underwriting discount paid in respect of the PROCEEDS and other costs associated with the PROCEEDS, including compensation for developing and hedging the product. This quoted price could be higher or lower than the $10 principal amount. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the PROCEEDS. MLPF&S is not obligated to make a market in the PROCEEDS.

Assuming there is no change in the level of the Reference Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your PROCEEDS in a secondary market transaction is expected to be lower than the $10 principal amount. This is due to, among other things, the fact that the $10 principal amount included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the PROCEEDS.

Ownership of the PROCEEDS does not entitle you to any rights with respect to any securities tracked by the Index Components

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the Index Components or U.S. Select Foreign Access 25 Stocks.

Changes in our credit ratings may affect the value of the PROCEEDS

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the PROCEEDS. However, because your return on the PROCEEDS is dependent upon factors in addition to our ability to pay our obligations under the PROCEEDS, such as the percentage increase, if any, in the level of the Reference Index on the Valuation Date, an improvement in our credit ratings will not reduce the other investment risks related to the PROCEEDS.

An investment in the PROCEEDS will have tax consequences

You should consider the tax consequences of investing in the PROCEEDS. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

RISK FACTORS RELATING TO THE BASKET UNITS

Volatility of the markets may adversely affect the value of the Basket Units

Movements in the value of the U.S. Select Foreign Access 25 Stocks and the relevant options in the U.S. Select Foreign Access 25 Basket tracked by the Basket Units may be volatile from quarter to quarter. High volatility of the Basket Units will increase the likelihood of larger allocation changes among the Index Components upon an Allocation Determination Event (as described in the section entitled “The U.S. Select Foreign Access 25 PROCEEDS Index— Reallocation of the Hypothetical Funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement). A rebalancing may result in reallocation from the Basket Units to the Zero Coupon Bond Units, thus reducing or eliminating the possibility of future increases in the level of the Reference Index. A rebalancing may also result in hypothetical selling or buying of Basket Units at a time when prices for those sales or purchases are unfavorable due to prevailing market conditions.

There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure at the beginning of a Business Day based on the values of the Reference Index, the Basket Units and the Cushion at the close of business on the previous Business Day, but any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•	the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the U.S. Select Foreign Access 25 Basket and the Cushion at the time the reallocation is effected would not result in an Allocation Determination Event;

•	the Reference Index will be exposed to a greater extent to losses on the Basket Units between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation than would be the case if a reallocation were effected immediately following determination of the Targeted Exposure;

•	the Reference Index will not as fully participate in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if a reallocation were effected immediately following determination of the Targeted Exposure; and

•	the Calculation Agent may effect a greater or lesser allocation of the level of the Reference Index to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event will be different than the valuation of hypothetical call options for purposes of effecting a reallocation

For purposes of determining the occurrence of an Allocation Determination Event, the value of hypothetical call options in the U.S. Select Foreign Access 25 Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). However, reallocations will be effected through:

•	deemed purchases of Basket Units at prices that reflect the value of call options determined using bid-side implied volatility, which will result in Basket Units being purchased at a higher price than will be subsequently reflected in the level of the Reference Index; and

•	deemed sales of Basket Units at prices that reflect the value of call options determined using offered-side implied volatility, which will result in Basket Units being sold at a price lower than was previously reflected in the level of the Reference Index.

As a result, the level of the Reference Index will be reduced following each reallocation. See “Description of the U.S. Select Foreign Access 25 Basket—Hypothetical Call Options—Valuation of Call Options” in this prospectus supplement.

The appreciation of the U.S. Select Foreign Access 25 Basket will be capped due to the “covered call” strategy

Because the exercise price of each hypothetical call option limits the portion of any appreciation in the value of each U.S. Select Foreign Access 25 Stock to the amount by which the exercise price exceeds the price of the related stock at the time the call option is priced, the U.S. Select Foreign Access 25 Basket will not participate as fully in the appreciation of the U.S. Select Foreign Access 25 Stocks as would a direct investment in those stocks. If the value of a U.S. Select Foreign Access 25 Stock increases by an amount greater than the amount by which the exercise price exceeds the price of that stock at the time the call option is priced, the value of the U.S. Select Foreign Access 25 Basket will be less than it would be if it reflected a direct investment in that stock.

The use of Basket Unit Income to make interest payments will reduce the value of the Basket Units at the end of each quarterly calculation period and may cause an Allocation Determination Event

The value of Basket Unit Income will be removed from the value of the U.S. Select Foreign Access 25 Basket on the last day of each quarterly calculation period. The deduction of the value of the Basket Unit Income will reduce the value of the Basket Units and may cause an Allocation Determination Event in which the allocation of the hypothetical funds to the Basket Units is reduced, even if the prices of any of the U.S. Select Foreign Access 25 Stocks have not fallen. This Allocation Determination Event may reduce the allocation of the Reference Index to the Basket Units, possibly to zero, in which case it would remain at zero for the remaining term of the PROCEEDS. See “—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” above.

The ability of the Calculation Agent to effect a reallocation upon a 10% decline in the value of the S&P 500 Index may not prevent significant losses in the value of the Basket Units

If at any time during any Index Business Day the level of the S&P 500 Index declines from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate the hypothetical funds tracked by the Reference Index among the Index Components so that the percentage of the Reference Index hypothetically invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure. However, the ability of the Calculation Agent to effect this reallocation may not prevent losses in the value of the Basket Units because of potential delays in effecting the reallocation pursuant to the formula under the market conditions at that time.

In addition, the U.S. Select Foreign Access 25 Basket does not include all of the stocks in the S&P 500 Index. As a result, the U.S. Select Foreign Access 25 Basket (and therefore the Basket Units) may decline at a faster rate than the S&P 500 Index, resulting in a decline in the value of the Basket Units in excess of 10% before the implementation of a reallocation during that Index Business Day. Furthermore, the value of the Basket Units may decline by more than 10% during an Index Business Day even though the S&P 500 Index does not decline by 10% or more during that day. In these circumstances, the Calculation Agent will not determine whether an Allocation Determination Event has occurred until the following Index Business Day and will not effect any reallocation until the close of business on that following Index Business Day.

DESCRIPTION OF THE PROCEEDS

ML&Co. will issue the PROCEEDS as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The PROCEEDS will mature on December    , 2011.

The PROCEEDS will not be subject to redemption by ML&Co. or at the option of any holder of the PROCEEDS before the maturity date.

ML&Co. will issue the PROCEEDS in denominations of whole units, each with a principal amount of $10 per unit. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying general prospectus supplement.

The PROCEEDS will not have the benefit of any sinking fund.

Payment on the maturity date

On the maturity date, a holder of a PROCEEDS will be entitled to receive the principal amount of, in addition to any interest payment due on, that PROCEEDS plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Value does not exceed the Threshold Value, a holder will be entitled to receive only the principal amount, in addition to any interest payment due, of the PROCEEDS.

The “Supplemental Redemption Amount” for a PROCEEDS will be determined by the Calculation Agent and will equal:

principal amount of each PROCEEDS ($10 per unit) ×	(	Ending Value – Threshold Value	)
Threshold Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

The “Ending Value” will be determined by the Calculation Agent and will equal the closing level of the Reference Index determined on the Valuation Date.

The “Threshold Value” will equal 100.

The “Starting Value” will be set to 97 on the date the PROCEEDS are priced for initial sale to the public (the “Pricing Date”).

Because the Starting Value will be set to 97, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is 3.09% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS, in addition to any interest payment due, regardless of whether any Supplemental Redemption Amount is payable.

The “Valuation Date” will be the seventh scheduled Index Business Day before the maturity date, or if that day is not an Index Business Day, the next Index Business Day; provided, however, that if no Index Business Days occur between the seventh scheduled Index Business Day before the maturity date and the second scheduled Index Business Day before the maturity date, the Valuation Date will be the second scheduled Index Business Day before the maturity date, regardless of the occurrence of a Market Disruption Event.

An “Index Business Day” means a day, as determined by the Calculation Agent, on which securities comprising more than 80% of the value of the U.S. Select Foreign Access 25 Basket on that day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing level of the Reference Index for that day.

Interest

The interest payable on the PROCEEDS will vary and may be zero. We will pay interest, if any, in cash quarterly on the third Banking Business Day following each Commencement Date and on the maturity date. A “Commencement Date” will be the first Index Business Day immediately following an Interest Determination Date. An “Interest Determination Date” will be the third Friday in each of March, June, September and December of each year, unless such third Friday is not a scheduled Index Business Day, in which case the Interest Determination Date will be the Index Business Day immediately preceding such third Friday. A “Business Day” means any day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and The Nasdaq Stock Market (the “Nasdaq”) are open for trading. A “Banking Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

The interest payments, if any, on the PROCEEDS will depend on the income, if any, deemed to be derived from the Basket Units held in the Reference Index over each quarterly calculation period, and the level of the Reference Index at the end of that period as described in the next paragraph. This hypothetical income from the Basket Units (the “Basket Unit Income”) will be based on the cash dividends in respect of the U.S. Select Foreign Access 25 Stocks and the value of premiums in respect of call options on those stocks. See “Description of the U.S. Select Foreign Access 25 Basket—Calculation of the Value of the Select Basket” in this prospectus supplement. The Zero Coupon Bond Units and the Leverage Units will not produce hypothetical income for purposes of the interest payments on the PROCEEDS.

The interest payment on the PROCEEDS, if any, for any quarterly calculation period will be based on figures determined on the Interest Determination Date and will equal:

Number of Basket Units × Adjusted Quarterly Income

provided the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is greater than 105% of the Floor Level at the close of business on the Interest Determination Date of any quarterly calculation period, except the last quarterly calculation period before the maturity date, for which any interest payment will be paid in addition to the Supplemental Redemption Amount. For a description of how the Adjusted Quarterly Income is calculated, see “Description of the U.S. Select Foreign Access 25 Basket—Calculation of the Value of the U.S. Select Foreign Access 25 Basket” in this prospectus supplement.

Interest will be calculated from, and including, each Commencement Date to, but excluding, the next Commencement Date, provided that the initial quarterly calculation period will commence on, and include, the initial settlement date for the PROCEEDS and the final quarterly calculation period will extend to, and include, the Valuation Date. No interest will accrue on the PROCEEDS after the Valuation Date. The interest payment date related to any quarterly calculation period with respect to which interest is paid will be the interest payment date following the Interest Determination Date of the applicable quarterly calculation period or, with respect to the final quarterly calculation period, the stated maturity date. The Calculation Agent will notify the indenture trustee of the amount of interest payable on or before the second Banking Business Day immediately following the Interest Determination Date of the applicable quarterly calculation period. Interest will be payable to the persons in whose names the PROCEEDS are registered at the close of business on the Commencement Date, except any interest due on the maturity date will be payable to the person to whom principal is payable.

As described above, the interest, if any, on the PROCEEDS will depend on the allocation of the hypothetical funds to the Basket Units and on the Basket Unit Income. However, if at the close of business on the Interest Determination Date of any quarterly calculation period (except the last quarterly calculation period before the maturity date), the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, the Calculation Agent will be deemed to reinvest the value of any Basket Unit Income relating to that quarterly calculation period in the Basket Units at the close of business on the next Commencement Date (by increasing the number of Basket Units included in the Reference Index) and no interest will be payable on the PROCEEDS on the interest payment date relating to that quarterly calculation period.

See “The U.S. Select Foreign Access 25 PROCEEDS Index—Calculation of The Reference Index— Reinvestment of the Basket Unit Income” in this prospectus supplement.

If the amount allocated to the Basket Units is zero at any time during the term of the PROCEEDS (either following an Allocation Determination Event or a Defeasance Event), it will remain zero for the remaining term of the PROCEEDS and no interest will be paid for the remaining term of the PROCEEDS. See “Risk Factors— Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” in this prospectus supplement.

Adjustments to the Reference Index; Market Disruption Events

If the value (including a closing value) of any component of the Reference Index is unavailable on any Business Day because of a Market Disruption Event or otherwise, unless deferred by the Calculation Agent as described below, the Calculation Agent will determine the value of each Index Component for which no value is available as follows:

•	the value of any U.S. Select Foreign Access 25 Stock for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the value of that stock obtained from as many dealers in equity securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent;

•	the value of any hypothetical call option related to a U.S. Select Foreign Access 25 Stock for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the offer prices of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent;

•	the value of the Zero Coupon Bond Units will be the arithmetic mean, as determined by the Calculation Agent, of the value of the hypothetical bond tracked by the Zero Coupon Bond Units obtained from as many dealers in fixed-income securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent; and

•	the value, if any, of the Leverage Units will be calculated as described in the section entitled “The U.S. Select Foreign Access 25 PROCEEDS Index” in this prospectus supplement.

The Calculation Agent will use the value of the U.S. Select Foreign Access 25 Stocks and the related hypothetical call options to determine the value of the Basket Units. The Calculation Agent will then calculate the level of the Reference Index and, if earlier than the Valuation Date, will determine whether an Allocation Determination Event has occurred. If the Calculation Agent determines that an Allocation Determination Event has occurred, it will reallocate the hypothetical funds tracked by the Reference Index as described in the section entitled “The U.S. Select Foreign Access 25 PROCEEDS Index—Reallocation of the Hypothetical Funds tracked by the Reference Index” in this prospectus supplement.

The determination of any of the above values or of an Allocation Determination Event by the Calculation Agent in the event any of those values is unavailable may be deferred by the Calculation Agent for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the relevant values in consultation with ML&Co. No reallocation of the level of the Reference Index will occur on any day the determination of any of the above values is so deferred.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the U.S. Select Foreign Access 25 Basket; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to 20% or more of the stocks which are then included in the U.S. Select Foreign Access 25 Basket.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the applicable exchange will constitute a Market Disruption Event;

(3)	a decision to permanently discontinue trading in the relevant futures, or option contracts related to the Reference Index, or any successor index, will not constitute a Market Disruption Event;

(4)	a suspension in trading in a futures or option contract on a stock which is then included in the U.S. Select Foreign Access 25 Basket by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in futures or option contracts related to that stock;

(5)	an absence of trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstance; and

(6)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the calculation agent, will be considered “material”.

The occurrence of a Market Disruption Event could affect the calculation of the payment you may receive on the maturity date. See the section entitled “—Payment on the maturity date” above.

All determinations made by the Calculation Agent are to be made in good faith and in a commercially reasonable manner and, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the PROCEEDS.

Events of Default and Acceleration

In case an Event of Default (as described under “Description of Debt Securities—Events of Default” in the accompanying prospectus) with respect to any PROCEEDS has occurred and is continuing, the amount payable to a holder of a PROCEEDS upon any acceleration permitted by the PROCEEDS, with respect to each PROCEEDS, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of acceleration were the stated maturity date of the PROCEEDS, provided, however, the Index Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the PROCEEDS had not been accelerated and had remained outstanding to the stated maturity date. See “—Payment on the maturity date” in this prospectus supplement.

In case of default in payment of the PROCEEDS, whether on an interest payment date, the stated maturity date or upon acceleration, from and after that date the PROCEEDS will bear interest, payable upon demand of their holders, at the then current Federal Funds rate, reset daily, as determined in the section entitled “Fees, Deductions and Changes” in this prospectus supplement, to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the PROCEEDS to the date payment of that amount has been made or duly provided for.

FEES, DEDUCTIONS AND CHARGES

Your return on the PROCEEDS will reflect the deduction of the following costs over the term of the PROCEEDS:

Index Adjustment Factor. The level of the Reference Index will reflect a 1.15% per annum reduction (the “Index Adjustment Factor”) that will be applied and accrue daily on the daily closing level of the Reference Index to the benefit of the Calculation Agent on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will remain at 1.15% per annum for as long as any hypothetical funds are allocated to Basket Units. If at any time the allocation of hypothetical funds to the Basket Units is zero, the Index Adjustment Factor will not apply.

Daily Leverage Charge. To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those borrowed funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus 0.5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

“Federal Funds rate” means:

(1)	the rate on any day for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Bloomberg or any successor service on page FEDL or any other page as may replace page FEDL on that service (“Bloomberg Page FEDL”); or

(2)	if the rate referred to in clause (1) does not appear on Bloomberg Page FEDL or is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”; or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include MLPF&S or its affiliates, selected by the Calculation Agent as of 9:00 A.M., New York City time, on that date; or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds rate in effect on that date.

Implicit Sales Charge. An implicit sales charge will be paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value will be set to 97 on the Pricing Date, while the Threshold Value equals 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed the Threshold Value on the Valuation Date. Therefore, the level of the Reference Index must increase by more than 3.09% for you to receive an amount in excess of $10 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 3% per unit of the PROCEEDS.

Basket Adjustment Factor. The Calculation Agent will deduct the Basket Adjustment Factor from the closing value of the U.S. Select Foreign Access 25 Basket, thereby reducing the value of the Basket Units. Because the level of the Reference Index is based in part on the value of the Basket Units, the Basket Adjustment Factor will reduce the level of the Reference Index. The Basket Adjustment Factor will equal a pro rata amount equal to 1.00% per annum of the daily value of the U.S. Select Foreign Access 25 Basket at the end of the previous day accrued daily on the basis of a 365-day year and will be subtracted from the Basket Unit Income at the end of each day prior to effecting any reallocation that day; provided, however, the value of the Basket Adjustment Factor for any quarterly calculation period will not exceed the value of the Basket Unit Income for that quarterly calculation period. The hypothetical value of the Basket Adjustment Factor will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the U.S. Select Foreign Access 25 Basket, the return on an investment in the “covered call” strategy represented by the U.S. Select Foreign Access 25 Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the U.S. Select Foreign Access 25 Basket that did not include the Basket Adjustment Factor.

THE U.S. SELECT FOREIGN ACCESS 25 PROCEEDS INDEX

The U.S. Select Foreign Access 25 PROCEEDS Index is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units. Provided that a Defeasance Event does not occur, the amount of hypothetical funds allocated to each of the Index Components is expected to vary over the term of the PROCEEDS. The Calculation Agent will adjust the allocations systematically using the Reference Index formula, which is described below under “—Reallocation of the Hypothetical Funds tracked by the Reference Index”, that systematically shifts hypothetical funds among the Index Components based on the performance of the Basket Units, prevailing interest rates and market conditions. The formula will cause the allocations of hypothetical funds to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level is at least 100 on the scheduled Valuation Date. As a result, the performance of the Reference Index may differ significantly from the performance of each of the Index Components.

The Index Components are defined as follows:

Each “Basket Unit” will track the value of an initial $100 hypothetical investment in the U.S. Select Foreign Access 25 Basket. The “U.S. Select Foreign Access 25 Basket” is a hypothetical investment in a “covered call” strategy in which (i) the stocks in the U.S. Select Foreign Access 25 Basket (the “U.S. Select Foreign Access 25 Stocks”) are purchased, and (ii) call options are sold, on a quarterly basis for a three month term, with respect to the U.S. Select Foreign Access 25 Stocks. The initial U.S. Select Foreign Access 25 Stocks are set forth in the section entitled “Description of the U.S. Select Foreign Access 25 Basket—Determination of the U.S. Select Foreign Access 25 Stocks”.

Each “Zero Coupon Bond Unit” will track the value of a $100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon rate will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon rate by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will bear no interest after the scheduled Valuation Date.

Each “Leverage Unit” will track the value of $1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge. The Daily Leverage Charge will reduce the level of the Reference Index.

The PROCEEDS are debt securities of ML&Co. An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

The initial allocations of hypothetical funds to the Index Components as set on the Pricing Date will be between 90% and 105% in Basket Units, between 0% and 10% in Zero Coupon Bond Units and between 0% and 5% in Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described below. The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the formula described herein and calculated by the Calculation Agent.

Defeasance Events

A “Defeasance Event” will have been deemed to have occurred if the Cushion is less than 1% on any Index Business Day. Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS. This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

If, at the time of a Defeasance Event, the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, then that excess amount will be allocated in Zero Coupon Bond Units and the Reference Index will track the value of one Zero Coupon Bond Unit plus this additional excess amount for the remaining term of the PROCEEDS.

If the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is equal to or less than the Floor Level, then the Reference Index will track the value of one Zero Coupon Bond Unit for the remaining term of the PROCEEDS.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described in the first sentence of the immediately preceding paragraph).

Calculation of the Reference Index

The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units will be published on each Business Day on Reuters Page MEREDUS13 (or any successor page for the purpose of displaying those closing values as identified by the Calculation Agent) and will be the respective values determined as of 4:00 p.m. (New York City time) on any Business Day.

The level of the Reference Index and the daily closing values of each of the Index Components will be calculated by the Calculation Agent. The level of the Reference Index will be set to 97 on the Pricing Date, with between 90% and 105% of the hypothetical funds allocated to the Basket Units, between 0% to 10% of the hypothetical funds allocated to the Zero Coupon Bond Units and between 0% and 5% of the hypothetical funds allocated to the Leverage Units. Thereafter, the level of the Reference Index on any Business Day will equal the sum of closing value of the Basket Units in the Reference Index and the value of the Zero Coupon Bond Units in the Reference Index, less the value of Leverage Units representing hypothetical borrowed funds outstanding and reduced by a pro rata portion of the Index Adjustment Factor.

In addition, the level of the Reference Index will include the value of the Basket Unit Income, if any, if that income is to be hypothetically reinvested in the Basket Units at the close of business on the Commencement Date of the next quarterly calculation period, as described below under “—Reinvestment of the Basket Unit Income”.

The level of the Reference Index on any day that is not a Business Day will equal the level of the Reference Index on the previous day minus the Index Adjustment Factor and the Daily Leverage Charge for that day regardless of any changes in the values of the U.S. Select Foreign Access 25 Basket on that day.

Reinvestment of the Basket Unit Income

At the close of business on the Interest Determination Date of each quarterly calculation period (except for the last quarterly calculation period before the maturity date) and after effecting any reallocation for that day, the Calculation Agent will determine the Basket Unit Income. If, at that time, the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, then the interest payment on the PROCEEDS for that quarterly period will be zero. Under these circumstances, the Calculation Agent will be deemed to reinvest the Basket Unit Income at the close of business on the Commencement Date of the next quarterly calculation period in additional Basket Units at a price per unit that does not include that Basket Unit Income (calculated as described under “Description of the U.S. Select Foreign Access 25 Basket—Calculation of the U.S. Select Foreign Access 25 Basket”).

Reallocation of the hypothetical funds tracked by the Reference Index

After the Pricing Date, the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units and the Zero Coupon Bond Units will be modified if an Allocation Determination Event occurs. Reallocations of the hypothetical funds are designed to allow participation in any appreciation in the value of the Basket Units, but only to the extent consistent with the objective that the level of the Reference Index is at least 100 on the scheduled Valuation Date and will be effected through the hypothetical purchase and sale of Basket Units and Zero Coupon Bond Units. Reallocations of the hypothetical funds may involve the hypothetical purchase and sale of fractional Basket Units and fractional Zero Coupon Bond Units.

Allocation Determination Events

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any Business Day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150% (the “Maximum Leverage”). In general, the Targeted Exposure may decrease following decreases in the value of the U.S. Select Foreign Access 25 Basket or increases in the Floor Level (due to interest rate decreases).

The target allocation of hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”) upon the occurrence of an Allocation Determination Event will depend on the last available closing level of the Reference Index (the “Last Value”), the Floor Level and the Trading Multiple, and is subject to the Maximum Leverage.

The Targeted Exposure will equal:

Cushion × Trading Multiple,

provided, the Targeted Exposure will not exceed 150%.

The “Cushion” equals: (Last Value minus the Floor Level)/Last Value; provided, however, that in no instance will the Cushion be less than zero.

The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates, plus the Fee Protection Factor, if any.

The “Trading Multiple” is set at 5.0.

The “Fee Protection Factor” will increase the Floor Level when the then current value of the Zero Coupon Bond Units (“ZCBU Value”) equals 90% or more of the Last Value. In such an instance, the Floor Level will be increased upon the occurrence of an Allocation Determination Event by an amount equal to:

.20 × the number of years to the maturity date × Zero Coupon Bond Unit Contribution where the number of years to the maturity date allows for fractional years and the “Zero Coupon Bond Unit Contribution” equals:

(10% –	(	Last Value – ZCBU Value	))	÷ 9%
Last Value

provided, however, that in no instance will the Zero Coupon Bond Unit Contribution be less than zero or greater than one. Upon the occurrence of a Defeasance Event where the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor level, the Zero Coupon Bond Unit Contribution will equal one.

The effect of the Fee Protection Factor is to decrease the Targeted Exposure when the level of the Reference Index is equal to or less than 10% greater than the value of the Zero Coupon Bond Units upon the occurrence of an Allocation Determination Event. This, in turn, will increase the allocation of hypothetical funds to the Zero Coupon Bond Units so that the level of the Reference Index should equal at least 100 on the scheduled

Valuation Date, inclusive of all fees, deductions and charges described under “Fees, Deductions and Charges” in this prospectus supplement.

The Calculation Agent will determine whether an Allocation Determination Event has occurred at the beginning of each Business Day up to and including the Valuation Date. For purposes of determining an Allocation Determination Event, the value of hypothetical call options in the U.S. Select Foreign Access 25 Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). See “Description of the U.S. Select Foreign Access 25 Basket—Hypothetical Call Options—Valuation of Call Options” in this prospectus supplement.

The Calculation Agent may defer the determination of the values of the Basket Units and the Zero Coupon Bond Units for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this deferral period, the Calculation Agent will determine the values of the Basket Units and the Zero Coupon Bond Units. No reallocation of the hypothetical funds tracked by the Reference Index will occur on any day the determination of the value of the Basket Units and the Zero Coupon Bond Units is deferred by the Calculation Agent.

If the Calculation Agent determines that an Allocation Determination Event has occurred, the Calculation Agent will determine the Targeted Exposure, or the percentage of the hypothetical funds that must be allocated to the Basket Units pursuant to the formula. The Targeted Exposure will be determined on the basis of values at the close of business on the previous Business Day. At the close of business on the Business Day on which an Allocation Determination Event has occurred, the Calculation Agent will reallocate the hypothetical funds.

The Targeted Exposure cannot be greater than 150% or less than 0%. If the Targeted Exposure is greater than 100%, the hypothetical borrowed funds necessary to make the hypothetical investment in the Basket Units in excess of 100% of the level of the Reference Index will be obtained through the allocation to the Leverage Units.

Reallocation procedures

Reallocations may involve hypothetical sales and purchases of Basket Units and Zero Coupon Bond Units. The number of Basket Units to be hypothetically sold or purchased will be determined by the Calculation Agent at the beginning of each Business Day on which the Calculation Agent has determined that an Allocation Determination Event has occurred. However, those hypothetical sales or purchases will be effected at the values (as determined by the Calculation Agent) of Basket Units and Zero Coupon Bond Units at the close of business on the date of reallocation. Any reallocation on the Interest Determination Date of any quarterly calculation period will be effected through the hypothetical purchase or sale of Basket Units at a price that includes the Basket Unit Income for that quarterly calculation period. Hypothetical purchases of Basket Units will be made at prices that reflect the value of call options determined using bid-side implied volatility and hypothetical sales of Basket Units will be made at prices that reflect the value of call options determined using offered-side implied volatility. See “Risk Factors—Risk Factors Relating to the Basket Units—The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event will be different than the valuation of hypothetical call options for purposes of effecting a reallocation” and “Description of the U.S. Select Foreign Access 25 Basket—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this prospectus supplement.

If the reallocation results in an increased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Zero Coupon Bond Units and the hypothetical purchase of Basket Units with the hypothetical proceeds of the sale. Any purchase of Basket Units that cannot be effected through the sale of Zero Coupon Bond Units will be effected using the Leverage Units. The Leverage Units will be increased by the amount necessary to purchase the Basket Units, subject to the Maximum Leverage.

The hypothetical sale of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant offered-side swap rates. The hypothetical purchase of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant bid-side swap rates.

If the reallocation results in a decreased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Basket Units. The hypothetical proceeds of this sale will be used first to reduce any allocation to the Leverage Units to zero and then to make hypothetical purchases of Zero Coupon Bond Units.

The number of Basket Units and Zero Coupon Bond Units in the Reference Index will then be adjusted to reflect the units hypothetically sold or purchased as a result of the reallocation.

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure based on the values of the Reference Index, the Basket Units and the Floor Level at the close of business on the previous Business Day and any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•	the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the U.S. Select Foreign Access 25 Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

•	the Reference Index will be exposed to a greater extent of losses on the Basket Units between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation than would be the case if a reallocation were effected immediately following determination of the Targeted Exposure;

•	the Reference Index may not participate as fully in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Targeted Exposure; and

•	the Calculation Agent may effect a greater or lesser allocation to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

See “Risk Factors—Risk Factors Relating to the Basket Units—There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index” in this prospectus supplement.

Reallocation upon the occurrence of Defeasance Events

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS, even if at the close of business on that Business Day the value of the Cushion is greater than 1%.

If the amount allocated to the Basket Units falls to zero at any time, it will remain zero for the remaining term of the PROCEEDS and the reallocation procedures described in this section will no longer apply. If the value of the Basket Units subsequently increases, the Reference Index will not participate in that increase. See “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—The performance of the Basket Units may exceed the performance of the Reference Index” in this prospectus supplement.

Reallocation following a 10% decline in the level of the S&P 500 Index

If at any time during any Index Business Day the level of the S&P 500 Index has declined from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent will, as soon as reasonably practicable, determine the Targeted Exposure and reallocate the hypothetical funds tracked by the Reference Index at the close of business on the Business Day that decline is determined so that the percentage of hypothetical funds invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure, as described under “—Reallocation of the Hypothetical Funds tracked by the Reference Index” above. This reallocation will be effected even if an Allocation Determination Event has not occurred and, if an Allocation Determination Event was determined to have occurred.

Allocation Determination Events—Hypothetical Examples

The following are seven hypothetical examples of the effects of Allocation Determination Events. These hypothetical examples assume that: (i) purchases and sales of Basket Units to effect reallocations are at prices that reflect the value of hypothetical call options determined using mid-market implied volatility; (ii) the level of the Reference Index does not change between the determination of an Allocation Determination Event and the subsequent reallocation; (iii) the Basket Units have a value of 100; and (iv) the Zero Coupon Bond Units have a value of 86.

EXAMPLE 1: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ENTIRE VALUE OF THE HYPOTHETICAL FUNDS TRACKED BY THE REFERENCE INDEX TO BE ALLOCATED TO THE BASKET UNITS

An Allocation Determination Event requires the entire value of the hypothetical funds tracked by the Reference Index to be allocated to the Basket Units, but without using the Leverage Units.

Before Reallocation:	After Reallocation
Level of the Reference Index: 107.50	Level of the Reference Index: 107.50
Floor Level: 86.00	Floor Level 86.00
Cushion: approximately 20.00%	Targeted Exposure: 100%
Amount Allocated to Basket Units: 75.00	Amount Allocated to Basket Units: 107.50
Amount Allocated to Zero Coupon Bond Units: 32.50	Amount Allocated to Zero Coupon Bond Units: 0.00
Amount Allocated to Leverage Units: 0.00	Amount Allocated to Leverage Units: 0.00

EXAMPLE 2: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE ALLOCATION TO THE BASKET UNITS TO GREATER THAN 100% OF THE VALUE OF THE HYPOTHETICAL FUNDS

An Allocation Determination Event requires reallocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is greater than 100%, the Leverage Units must be used.

Before Reallocation:	After Reallocation
Level of the Reference Index: 110.00	Level of the Reference Index: 110.00
Floor Level: 86.00	Floor Level: 86.00
Cushion: approximately 21.82%	Targeted Exposure: approximately 109.09%
Amount Allocated to Basket Units: 86.00	Amount Allocated to Basket Units: 120.00
Amount Allocated to Zero Coupon Bond Units: 24.00	Amount Allocated to Zero Coupon Bond Units: 0.00
Amount Allocated to Leverage Units: 0.00	Amount Allocated to Leverage Units: 10.00

EXAMPLE 3: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE ALLOCATION TO THE BASKET UNITS TO 150% OF THE VALUE OF THE HYPOTHETICAL FUNDS

An Allocation Determination Event requires allocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is at the maximum of 150%, the maximum amount of the Leverage Units must be used.

Before Reallocation:	After Reallocation
Level of the Reference Index: 123.35	Level of the Reference Index: 123.35
Floor Level: 86.00	Floor Level 86.00
Cushion: approximately 30.28%	Targeted Exposure: 150.00%

Amount Allocated to Basket Units: 165.00	Amount Allocated to Basket Units: 185.03
Amount Allocated to Zero Coupon Bond Units: 0.00	Amount Allocated to Zero Coupon Bond Units: 0.00
Amount Allocated to Leverage Units: 41.65	Amount Allocated to Leverage Units: 61.68

EXAMPLE 4: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED AND THE REDUCTION OF THE LEVERAGE UNITS TO ZERO BEFORE INCREASING THE ALLOCATION TO THE ZERO COUPON BOND UNITS

An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced. The Leverage Units Amount must be reduced to zero before any reallocation to the Zero Coupon Bond Units can be effected.

Before Reallocation:	After Reallocation
Level of the Reference Index: 101.25	Level of the Reference Index: 101.25
Floor Level: 86.00	Floor Level 86.00
Cushion: approximately 15.06%	Targeted Exposure: approximately 75.31%
Amount Allocated to Basket Units: 109.50	Amount Allocated to Basket Units: 76.25
Amount Allocated to Zero Coupon Bond Units: 0.00	Amount Allocated to Zero Coupon Bond Units: 25.00
Amount Allocated to Leverage Units: 8.25	Amount Allocated to Leverage Units: 0.00

EXAMPLE 5: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED

An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced.

Before Reallocation:	After Reallocation
Level of the Reference Index: 101.25	Level of the Reference Index: 101.25
Floor Level: 86.00	Floor Level 86.00
Cushion: approximately 15.06%	Targeted Exposure: 75.31%
Amount Allocated to Basket Units: 90.00	Amount Allocated to Basket Units: 76.25
Amount Allocated to Zero Coupon Bond Units: 11.25	Amount Allocated to Zero Coupon Bond Units: 25.00
Amount Allocated to Leverage Units: 0.00	Amount Allocated to Leverage Units: 0.00

EXAMPLE 6: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND UNITS IN THE REFERENCE INDEX IS GREATER THAN THE FLOOR LEVEL

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

Before Reallocation:	After Reallocation
Level of the Reference Index: 86.35	Level of the Reference Index: 86.25
Floor Level: 86.10*	Floor Level 86.10
Cushion: 0.41%	Targeted Exposure: 0.00%
Amount Allocated to Basket Units: 47.00	Amount Allocated to Basket Units: 0.00
Amount Allocated to Zero Coupon Bond Units: 82.35	Amount Allocated to Zero Coupon Bond Units: 86.25
Amount Allocated to Leverage Units: 0.00	Amount Allocated to Leverage Units: 0.00

*	Reflects an increase due to the Fee Protection Factor.

EXAMPLE 7: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND UNITS IN THE REFERENCE

INDEX IS LESS THAN THE FLOOR LEVEL

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

Before Reallocation:	After Reallocation
Level of the Reference Index: 85.50	Level of the Reference Index: 85.40
Floor Level: 86.10*	Floor Level 86.10
Cushion: -0.58%	Targeted Exposure: 0.00%
Amount Allocated to Basket Units: 5.00	Amount Allocated to Basket Units: 0.00
Amount Allocated to Zero Coupon Bond Units: 80.50	Amount Allocated to Zero Coupon Bond Units: 86.00
Amount Allocated to Leverage Units: 0.00	Amount Allocated to Leverage Units: 0.00

*	Reflects an increase due to the Fee Protection Factor.

Hypothetical Historical Data on the Reference Index

The following tables and graphs set forth hypothetical historical levels of the Reference Index, quarterly income (expressed in dollars per $10 principal amount per unit of PROCEEDS) and the U.S. Select Foreign Access 25 Basket price return (excluding dividends) at the end of each month during four different 60 month periods beginning on the first day in November, unless the first day in November was not a Business Day, in which case the relevant 60 month period began on the preceding Business Day. This hypothetical historical information has been calculated as if the Reference Index and each Index Component had existed during that period. The hypothetical results described below are dependent on the dates on which the calculations for each period are begun and the results you realize on an investment in the PROCEEDS will be dependent on the Pricing Date.

The following hypothetical historical information should not be taken as an indication of the future performance of the Reference Index over the term of the PROCEEDS or future interest payments or the actual total payment on the maturity date on the PROCEEDS.

The following hypothetical historical information has been calculated by the Calculation Agent on the same basis as the Reference Index and the interest payments will be calculated. However, the calculations used to determine the hypothetical historical closing level of the Reference Index contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. As a result, the following hypothetical historical values of the Reference Index and quarterly income may be different than they would be if those assumptions were not made and those estimates and approximations were not necessary to calculate the hypothetical historical values of the Reference Index and quarterly income.

The calculations assume that:

•	the Reference Index was created on the first day of each 60 month period with a level of 97;

•	the U.S. Select Foreign Access 25 Basket was reconstituted annually at the close of business on the last Business Day in October of each year, based on liquidity assessments and foreign sales revenue of stocks in the S&P 500 as of the close of business on the last Business Day in October of such year; although the U.S. Select Foreign Access 25 Basket is assumed to have been reconstituted on the last Business Day in October of each year for purposes of the hypothetical historical data, the actual U.S. Select Foreign Access 25 Basket will be reconstituted at the close of business on the third Friday in December of 2007, 2008, 2009 and 2010 based on liquidity assessments and foreign sales revenue of stocks in the S&P 500 as of the close of business on the last Business Day in October of those years;

•	upon the occurrence of a spin-off, a stock dividend or a special cash dividend related to any U.S. Select Foreign Access 25 Stock, the adjusted price reported on Bloomberg which adjusts for that spin-off, stock dividend or special cash dividend was used to reflect the impact of the spin-off, stock dividend or special cash dividend for that U.S. Select Foreign Access 25 Stock as well as the call option related to that U.S. Select Foreign Access 25 Stock;

•	the value of any rights offering or issuances, including any rights triggered by the making of an offer to purchase a certain percentage of the issued and outstanding shares of a U.S. Select Foreign Access 25 Stock (e.g., poison pill rights), was zero;

•	upon any acquisition of a U.S. Select Foreign Access 25 Company, the related U.S. Select Foreign Access 25 Stock was sold at the last price for that U.S. Select Foreign Access 25 Stock as reported on Bloomberg on the Business Day prior to the acquisition, and the related hypothetical call option sold on that U.S. Select Foreign Access 25 Stock was repurchased on that day based on the last available implied volatility;

•	the maximum exercise price of any hypothetical call option was 175% of the last price of the related stock as reported on Bloomberg for the day the hypothetical call option was priced;

•	where the implied volatility of any hypothetical call option was unavailable for any day and no implied volatility for that hypothetical call option was available for any previous day, the implied volatility of that hypothetical call option was equal to the median value of all hypothetical call implied volatilities in the U.S. Select Foreign Access 25 Basket for which a value was available on that day;

•	no adjustments were made related to market capitalization of any of the U.S. Select Foreign Access 25 Companies (see the section entitled “Description of the U.S. Select Foreign Access 25 Basket Stocks—Adjustments to the Share Multipliers and the U.S. Select Foreign Access 25 Basket” in this prospectus supplement); and

•	reallocations between Basket Units and Zero Coupon Bond Units were at mid-volatility or midswap rates (rather than at the bid-volatility or bid-swap rates which will be used for hypothetical purchases of Basket Units or Zero Coupon Bond Units, or the offered-volatility or offered-swap rates which will be used for hypothetical sales of Basket Units or Zero Coupon Bond Units, in order to effect a reallocation).

The following hypothetical historical values have not been verified by an independent third party. The options values were calculated using 91.6% of the historical implied mid-volatility available on Bloomberg for the three months comparable listed options, the historical short-term mid-interest rates available on Bloomberg and the historical 12-month dividend yield available on Bloomberg. Swap rates used to calculate the hypothetical historical Zero Coupon Bond Units were taken from Bloomberg. Quarterly income represents the hypothetical historical interest paid per $10 principal amount per unit.

	1998			1999			2000
60 Month Period Beginning October 30, 1998	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return
January				96.80	2.79	101.45	98.98	3.34	108.19
February				96.05	—	100.96	96.28	—	106.33
March				100.49	—	105.53	100.63	—	111.84
April				103.10	3.56	108.26	99.29	3.07	111.56
May				104.38	—	109.39	100.16	—	113.02
June				111.24	—	114.78	101.12	—	114.47
July				106.17	4.15	111.38	96.13	2.61	109.32
August				108.13	—	113.14	101.89	—	116.23
September				103.87	—	110.31	98.65	—	112.67
October	97.00	—	100.00	102.91	3.63	110.03	98.28	2.20	112.91
November	101.84	—	105.02	103.43	—	111.00	95.91	—	109.23
December	101.35	—	105.14	106.31	—	113.64	101.05	—	117.51

	2001			2002			2003
	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return
January	97.62	1.67	111.36	95.58	—	93.30	99.92	—	75.91
February	96.29	—	108.16	95.76	—	92.36	100.08	—	78.59
March	94.05	—	102.33	95.36	—	97.59	100.26	—	79.52
April	95.12	1.10	106.64	96.02	—	94.75	100.32	—	83.52
May	96.38	—	109.93	96.24	—	94.66	100.50	—	89.84
June*	95.28	—	107.16	96.74	—	88.36	100.61	—	88.95
July	94.75	0.73	102.09	97.69	—	78.58	100.69	—	89.29
August	94.76	—	100.61	98.14	—	78.89	100.76	—	93.05
September	94.41	—	92.56	98.74	—	72.48	100.90	—	91.28
October	95.17	—	91.11	99.37	—	75.04	101.01	—	93.13
November	94.87	—	96.04	99.42	—	85.21
December	95.74	—	96.05	99.80	—	80.18

*	A Defeasance Event occurred on June 7, 2002.

	1999			2000			2001
60 Month Period Beginning November 1, 1999	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return
January				93.93	3.42	99.17	92.33	1.62	102.09
February				91.19	—	97.47	91.10	—	99.15
March				95.62	—	102.52	88.91	—	93.80
April				94.19	3.12	102.26	89.77	1.06	97.76
May				95.13	—	103.60	90.89	—	100.77
June				96.10	—	104.93	89.70	—	98.23
July				91.00	2.69	100.21	89.54	0.71	93.58
August				96.84	—	106.55	89.67	—	92.23
September				93.50	—	103.28	89.75	—	84.85
October	97.00	—	100.00	93.07	2.22	103.50	90.74	—	83.52
November	98.75	—	101.75	90.63	—	100.12	91.02	—	88.04
December	101.60	—	104.17	95.72	—	107.72	90.44	—	88.04

	2002			2003			2004
	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return
January	90.52	—	85.53	97.65	—	69.58	99.99	—	87.77
February	90.95	—	84.66	98.15	—	72.05	100.18	—	90.61
March	90.12	—	89.46	98.24	—	74.06	100.31	—	90.69
April	91.24	—	86.85	98.33	—	72.90	100.35	—	86.83
May	91.61	—	86.77	98.56	—	76.56	100.46	—	87.74
June*	92.39	—	81.00	98.98	—	82.35	100.60	—	90.73
July	93.86	—	72.03	99.08	—	81.53	100.72	—	85.37
August	94.82	—	72.31	98.54	—	81.85	100.86	—	85.55
September	95.86	—	66.44	98.47	—	85.29	100.98	—	88.31
October	97.02	—	68.78	99.21	—	83.68	101.10	—	86.20
November	96.45	—	78.11	99.62	—	85.37
December	97.65	—	73.50	99.66	—	87.86

*	A Defeasance Event occurred on June 3, 2002.

	2000			2001			2002
60 Month Period Beginning November 1, 2000	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return
January				93.79	2.61	98.66	85.56	—	82.66
February				87.63	—	90.66	86.98	—	81.82
March				88.99	1.69	94.48	86.16	—	86.46
April				90.25	—	96.99	87.33	—	83.94
May				90.67	—	97.39	87.81	—	83.86
June				88.78	—	94.94	87.75	—	81.99
July*				87.47	1.15	90.44	88.08	—	78.28
August				87.38	—	89.13	89.37	—	69.62
September				86.39	—	82.00	90.78	—	69.89
October	97.00	—	100.00	87.26	—	80.72	92.27	—	64.22
November	92.84	—	96.77	86.56	—	85.09	92.33	—	66.48
December	99.97	—	104.11	85.77	—	85.09	91.38	—	75.49

	2003			2004			2005
	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket	Reference Index Level	Quarterly Income	Basket Price Return
January	92.94	—	67.25	96.27	—	84.83	98.56	—	86.45
February	95.02	—	69.63	97.73	—	87.57	98.62	—	89.83
March	95.15	—	70.45	98.04	—	87.65	97.69	—	88.78
April	95.45	—	73.99	97.72	—	83.92	98.13	—	84.38
May	96.52	—	79.59	97.89	—	84.79	98.63	—	87.18
June	96.50	—	78.80	98.08	—	87.69	99.09	—	87.51
July	94.98	—	79.10	98.26	—	82.51	99.54	—	88.76
August	94.70	—	82.43	98.45	—	82.68	100.05	—	89.21
September	96.19	—	80.87	98.63	—	85.35	100.52	—	91.02
October	95.52	—	82.50	98.45	—	83.30	101.00	—	87.95
November	95.38	—	84.91	98.26	—	86.64
December	96.01	—	86.62	98.46	—	89.18

*	A Defeasance Event occurred on July 5, 2002.

	2001			2002			2003
60 Month Period Beginning November 1, 2001	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return
January*				95.12	2.30	100.27	90.52	—	81.58
February				94.07	—	99.26	91.79	—	84.47
March				97.93	—	104.89	91.81	—	85.47
April				95.38	1.99	101.83	92.11	—	89.76
May				95.26	—	101.74	93.84	—	96.55
June				91.45	—	94.97	93.67	—	95.59
July				87.66	—	84.45	90.96	—	95.96
August				88.73	—	84.78	90.69	—	100.00
September				89.26	—	77.90	92.87	—	98.11
October	97.00	—	100.00	90.36	—	80.65	93.25	—	100.09
November	99.26	—	103.22	90.16	—	91.58	92.94	—	103.01
December	98.47	—	103.23	91.50	—	86.18	93.75	—	105.08

	2004			2005			2006
	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return	Reference Index Level	Quarterly Income	Basket Price Return
January	94.01	—	102.91	95.22	—	108.98	97.21	—	110.75
February	94.76	—	106.24	95.29	—	107.70	97.63	—	109.88
March	95.30	—	106.33	95.89	—	102.36	98.11	—	113.34
April	94.60	—	101.80	96.31	—	105.76	98.54	—	112.12
May	94.80	—	102.87	96.67	—	106.16	99.04	—	109.37
June	95.04	—	106.38	96.95	—	107.68	99.51	—	108.16
July	95.26	—	100.09	97.26	—	108.22	99.99	—	103.99
August	95.49	—	100.30	97.55	—	110.42	100.47	—	106.58
September	95.71	—	103.54	97.89	—	106.70	100.93	—	107.77
October	95.92	—	101.06	96.27	—	110.72	101.43	—	109.35
November	95.26	—	105.11	96.73	—	110.75
December	95.59	—	108.19	95.22	—	108.98

*	A Defeasance Event occurred on January 17, 2003.

DESCRIPTION OF THE U.S. SELECT FOREIGN ACCESS 25 BASKET

Information regarding the S&P 500 is derived from publicly available sources prepared by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), and information regarding GICS is derived from publicly available sources prepared by Morgan Stanley Capital International Inc. and S&P. None of ML&Co., MLPF&S or MLI has independently verified the accuracy or completeness of such information.

The U.S. Select Foreign Access 25 Basket is designed to track the performance of a hypothetical investment in a portfolio using a “covered call” strategy on the U.S. Select Foreign Access 25 Stocks. The “covered call” strategy is an investment strategy in which a hypothetical investor:

•	is deemed to buy the stocks; and

•	is deemed to sell call options on the stocks with exercise prices higher than the prices of the stocks when the options are priced.

The “covered call” strategy provides income from option premiums, or the value of the option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the prices of the stocks to which the options relate. However, the strategy limits participation in appreciation of a stock beyond the option’s exercise price. Thus, in a period of significant stock market increases, the “covered call” strategy will tend to produce lower returns than ownership of the applicable U.S. Select Foreign Access 25 Stock. See “Risk Factors—Risk Factors Relating to the Basket Units—The appreciation of the U.S. Select Foreign Access 25 Basket will be capped due to the “covered call” strategy” in this prospectus supplement.

The hypothetical call options included in the U.S. Select Foreign Access 25 Basket will be sold on a quarterly basis for a three month term. The hypothetical call options are not intended to represent or indicate that any of those options exist or are capable of being traded. For more information about the hypothetical call options, see “—Hypothetical Call Options” in this prospectus supplement.

The value of the U.S. Select Foreign Access 25 Basket will also include the value of dividends on the U.S. Select Foreign Access 25 Stocks. The U.S. Select Foreign Access 25 Stocks are shown below under “—Determination of the U.S. Select Foreign Access 25 Stocks” in this prospectus supplement, and were determined by the Calculation Agent on October 31, 2006.

Determination of the U.S. Select Foreign Access 25 Stocks

The U.S. Select Foreign Access 25 Stocks are the stocks that have been determined as described below by the Calculation Agent as follows:

First, the Calculation Agent will identify the stocks which comprise the S&P 500 at the close of business on the last Business Day in October of the relevant year by inquiry to Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) or through other publicly available sources. Even if included in the S&P 500, ML&Co.’s common stock will be ineligible for inclusion in the U.S. Select Foreign Access 25 Stocks.

Second, the Calculation Agent will identify the 300 stocks from the stocks identified above with the highest liquidity, based on the median notional stock volume for each stock. The “median notional stock volume” will be the median of the daily dollar volume of each stock over the 252 Business Day period prior to the last Business Day in October of each year. The daily dollar volume is the product of the last price for the stock as reported on Bloomberg each day, multiplied by the consolidated volume of that stock for that day. The “consolidated volume” means the total volume in shares of a stock traded on a particular day, as reported on Bloomberg. If the last price or volume of any stock is not available on Bloomberg for more than four of the 252 Business Days in the period, that stock will be ineligible for inclusion in the U.S. Select Foreign Access 25 Stocks.

Third, the Calculation Agent will determine the 50 companies from the stocks identified above with the highest proportion of sales revenue that is classified as foreign sales revenue, based on the ratio of foreign sales revenue divided by total sales revenue during the company’s most recently completed fiscal year for which a Form 10-K has been filed. For purposes of selecting the U.S. Select Foreign Access 25 Stocks, total sales revenue and foreign sales revenue will be reported by a third party source. It is currently expected that (i) “total sales revenue” will represent gross sales (the amount of actual billings to customers for regular sales completed during the relevant fiscal year) reduced by cash discounts, trade discounts, and returned sales and allowances for which credit is given to customers, the result of which is the amount of money received from the normal operations of the business (i.e., those expected to generate revenue for the life of the company) for all geographic regions in which the company does business, as reported through publicly available sources, and (ii) “foreign sales revenue” will represent total sales revenue for all geographic regions outside of the United States.

Fourth, the Calculation Agent will then sort each of those stocks identified above by its GICS sector classification. Any stock that is not assigned a GICS classification will be ineligible for inclusion in the U.S. Select Foreign Access 25 Stocks. Once those stocks have been sorted by its GICS sector classification, those stocks will be ordered based upon their proportion of foreign sales revenue (calculated as described in the previous paragraph), from highest to lowest.

Finally, the Calculation Agent will then determine the U.S. Select Foreign Access 25 Stocks by identifying the stock with the highest proportion of foreign sales revenue as a percentage of total sales revenue from each GICS sector classification in the following alphabetical order: Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Materials; Telecommunication Services; and Utilities. Once the Calculation Agent has identified a stock from a GICS sector classification, the Calculation Agent will identify another stock from the next GICS sector classification in the alphabetical order above, beginning again at the top of the alphabetical order when necessary. If there are no stocks in a GICS sector classification from which the next U.S. Select Foreign Access 25 Stock is to be identified, the Calculation Agent will identify from the next GICS sector classification in the alphabetical order in which a stock is available, beginning again at the top of alphabetical order when necessary. The Calculation Agent will repeat this identification process until 25 stocks are identified for inclusion in the U.S. Select Foreign Access 25 Stocks.

The Calculation Agent may at its discretion make adjustments to the identification criteria above for the purpose of maintaining the U.S. Select Foreign Access 25 Stocks if certain actions by or affecting S&P, such as the discontinuance of the publication of the S&P 500 or the GICS, occurs. These adjustments may include the selection of a successor or substitute compilation of common stocks intended to be a model for the composition of the total market or successor or substitute industry classification system for the GICS.

The U.S. Select Foreign Access 25 Stocks, as initially determined by the Calculation Agent on October 31, 2006, will initially be as follows:

Company	GICS Sector Classification	Median Notional Stock Volume (1)	Foreign Exposure (2)	Share Multiplier (3)
Aflac Inc	Financials	69,823,710	73.91%
Avon Products	Consumer Staples	61,509,055	73.73%
Baxter International Inc	Health Care	95,303,120	55.50%
Coca-Cola Co	Consumer Staples	258,043,950	71.10%
Colgate-Palmolive Co	Consumer Staples	107,194,375	74.59%
Dow Chemical	Materials	185,131,450	62.16%
Du Pont (E I) De Nemours	Materials	160,809,800	58.22%
Eastman Kodak Co	Consumer Discretionary	59,766,800	56.85%
Exxon Mobil Corp	Energy	1,234,920,000	69.20%
Fluor Corp	Industrials	70,959,070	59.53%
Freeport-McMoran Cop&Gold	Materials	215,134,150	100.00%
Halliburton Co	Energy	483,484,250	73.06%
Heinz (H J) Co	Consumer Staples	70,565,705	57.27%
Intel Corp	Information Technology	1,354,435,000	80.49%
Johnson Controls Inc	Consumer Discretionary	69,239,035	59.97%
McDonald’s Corp	Consumer Discretionary	197,473,500	66.01%
Nike Inc -Cl B	Consumer Discretionary	129,003,305	61.73%
Noble Corp	Energy	185,068,700	77.00%
Nvidia Corp	Information Technology	219,475,750	85.66%
Procter & Gamble Co	Consumer Staples	455,892,450	56.81%
Qualcomm Inc	Information Technology	597,643,600	82.11%
Schering-Plough	Health Care	110,156,145	62.25%
Texas Instruments Inc	Information Technology	425,266,800	84.16%
3M Co	Industrials	220,766,600	60.94%
Transocean Inc	Energy	447,563,300	77.60%

(1)	As of October 31, 2006, as obtained from Bloomberg Financial Markets.
(2)	As of October 31, 2006, as obtained from FactSet Research Systems, Inc.
(3)	As of , 2006, as obtained from the Calculation Agent.

Please note that an investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the securities included in the U.S. Select Foreign Access 25 Basket.

Annual U.S. Select Foreign Access 25 Basket Reconstitution

As of the close of business on each Anniversary Date, the U.S. Select Foreign Access 25 Basket will be reconstituted to include the twenty-five stocks in the S&P 500 Index that meet the criteria described in this section for the determination of the U.S. Select Foreign Access 25 Stocks (the “New Stocks”) on the last Business Day in October (the “Annual Selection Date”), beginning on the last Business Day in October of 2007. An “Anniversary Date” will mean the third Friday in December of 2007, 2008, 2009 and 2010, unless such third Friday is not a scheduled Index Business Day, in which case the Anniversary Date will be the Index Business Day next preceding such third Friday.

The “Share Multiplier” for each New Stock will be determined by the Calculation Agent and will equal the number of shares of each New Stock, based upon the closing market price of that New Stock on the Annual Selection Date, so that on the Annual Selection Date each New Stock represents approximately an equal percentage of a value equal to the applicable U.S. Select Foreign Access 25 Basket; provided, however, that if the Calculation Agent holds more than 8% of the outstanding shares of any New Stock, the Share Multiplier for that New Stock will be adjusted to reflect a holding in the U.S. Select Foreign Access 25 Basket of no more than 7.5% of the outstanding shares of the applicable New Stock. As of June 30, 2006, the Calculation Agent did not hold more than 2% of the outstanding shares of any U.S. Select Foreign Access 25 Stock. As an example, if the value of the U.S. Select Foreign Access 25 Basket as of the close of business on an Annual Selection Date equaled 100, then each of the twenty-five New Stocks would be allocated a portion of the value of the U.S. Select Foreign Access 25 Basket equal to 4 and if, for example, the closing market price of a New Stock on the Annual Selection Date was 8, the applicable

Share Multiplier would be 0.5. If the U.S. Select Foreign Access 25 Basket equaled 150, then each of the 25 New Stocks would be allocated a portion of the value of the U.S. Select Foreign Access 25 Basket equal to 6 and if the closing market price of a New Stock on the Annual Selection Date was 8, the applicable Share Multiplier would be 0.75. When the U.S. Select Foreign Access 25 Basket is reconstituted on the Anniversary Date, the Share Multiplier of each New Stock will be adjusted ratably to reflect any change in the value of the U.S. Select Foreign Access 25 Basket between the Annual Selection Date and the Anniversary Date. Thereafter, each Share Multiplier remains constant until adjusted for certain corporate events, option exercises and annual reconstitutions as described below. The Share Multipliers will initially be set on the Pricing Date.

The S&P 500

S&P compiles the S&P 500, which is composed of common stocks of 500 companies as of a particular time. The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement in the United States. The calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 31, 2006, 425 companies or 85.7% of the market capitalization of the S&P 500 Index traded on the NYSE; 75 companies or 14.3% of the market capitalization of the Index traded on The Nasdaq Stock Market; and no companies traded on the AMEX. As of October 31, 2006, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 74% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the U.S., excluding American depositary receipts, limited partnerships and mutual funds. Standard & Poor’s chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index, with the approximate percentage of the market capitalization of the S&P 500 Index included in each group as of October 31, 2006 indicated in parentheses: Consumer Discretionary (10.4%); Consumer Staples (9.5%); Energy (9.5%); Financials (22.1%); Health Care (12.3%); Industrials (10.8%); Information Technology (15.4%); Materials (2.9%); Telecommunication Services (3.5%); and Utilities (3.5%). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P License Agreement

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use certain intellectual property as well as trademarks and indices owned and published by S&P in connection with some securities, including the PROCEEDS and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between S&P and MLPF&S provides that the following language must be stated in this prospectus supplement:

“S&P, S&P 500 and Standard & Poor’s are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by MLPF&S and ML&Co.

The PROCEEDS are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the holders of the PROCEEDS or any member of the public regarding the advisability of investing in securities generally or in the PROCEEDS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to MLPF&S and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the PROCEEDS. S&P has no obligation to take the needs of ML&Co. or the holders of the PROCEEDS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the PROCEEDS, prices at which the PROCEEDS are to initially be sold, or quantities of the PROCEEDS to be issued or in the determination or calculation of the equation by which the PROCEEDS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the PROCEEDS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, HOLDERS OF THE PROCEEDS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGE (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

Global Industry Classification Standard (“GICS”)

The Global Industry Classification Standard (“GICS”) was developed by Morgan Stanley Capital International Inc. and S&P and consists of 10 sectors, 23 industry groups, 59 industries and 122 sub-industries. The GICS methodology assigns each company to a sub-industry, and to a corresponding industry, industry group and sector according to the definition of its principal business activity. The classification system is hierarchical, meaning that each sector will include one or more industry groups, each industry group will include one or more industries and each industry will contain one or more sub-industries. A company can only belong to one grouping at each of the four levels of the hierarchy. Only the broadest “sector” level of the hierarchy is considered in determining the U.S. Select Foreign Access 25 Basket.

Companies are generally classified in the sub-industry whose definition most closely describes the business activities that generate the majority of the company’s revenues. However, earnings and market perception are also considered important criteria for analysis. A company engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, is classified in the sub-industry that provides the majority of both the company’s revenues and earnings. If a company cannot be so classified, the classification will be based on further analysis.

A company significantly diversified across three or more sectors, none of which contributes the majority of revenues or earnings, is classified either in the Industrial Conglomerate sub-industry (which is part of the Industrials sector) or the Multi-Sector Holdings sub-industry (which is part of the Financial sector). A new company issue will be classified based primarily on the description of the company’s activities and pro-forma results given in its prospectus. Although industry classifications are periodically reviewed when a new financial report becomes available or in the event of a significant corporate restructuring, temporary fluctuations in a company’s business activities will be disregarded in order to maintain a stable industry classification.

Adjustments to the Share Multipliers and the U.S. Select Foreign Access 25 Basket

In addition to the adjustments to the Share Multiplier related to hypothetical call option exercise, the Share Multiplier for any U.S. Select Foreign Access 25 Stock and the U.S. Select Foreign Access 25 Basket will be adjusted as follows:

1. If a U.S. Select Foreign Access 25 Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that U.S. Select Foreign Access 25 Stock will be adjusted to equal the product of the number of shares of that U.S. Select Foreign Access 25 Stock issued with respect to one share of that U.S. Select Foreign Access 25 Stock and the prior multiplier.

2. If a U.S. Select Foreign Access 25 Stock is subject to a stock dividend, issuance of additional shares of the U.S. Select Foreign Access 25 Stock, that is given equally to all holders of shares of the issuer of that U.S. Select Foreign Access 25 Stock, then once the dividend has become effective and that U.S. Select Foreign Access 25 Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier will equal the former Share Multiplier plus the product of the number of shares of that U.S. Select Foreign Access 25 Stock issued with respect to one share of that U.S. Select Foreign Access 25 Stock and the prior multiplier.

3. If a U.S. Select Foreign Access 25 Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that U.S. Select Foreign Access 25 Stock will be removed from the U.S. Select Foreign Access 25 Basket. If a market price is available for that U.S. Select Foreign Access 25 Stock, the value of that U.S. Select Foreign Access 25 Stock will be determined at that time to be the last available market price for that U.S. Select Foreign Access 25 Stock and that value will be allocated to the remaining stocks at the next Commencement Date in proportion to the then-current weight of each remaining U.S. Select Foreign Access 25 Stock. If a market price is no longer available for a U.S. Select Foreign Access 25 Stock for whatever reason, including the U.S. Select Foreign Access 25 Stock being removed due to the liquidation of a U.S. Select Foreign Access 25 Company or the subjection of a U.S. Select Foreign Access 25 Company to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that U.S. Select Foreign Access 25 Stock will equal zero in connection with calculating the value of the U.S. Select Foreign Access 25 Basket for so long as no market price is available (or indefinitely in the case of the removal of the U.S. Select Foreign Access 25 Stock), and no attempt will be made to immediately find a replacement stock or increase the value of the U.S. Select Foreign Access 25 Basket to compensate for the deletion of that U.S. Select Foreign Access 25 Stock. If a U.S. Select Foreign Access 25 Stock has been removed from the U.S. Select Foreign Access 25 Basket or a market price is no longer available for a U.S. Select Foreign Access 25 Stock as described above, the value of the U.S. Select Foreign Access 25 Basket will be computed based on the remaining U.S. Select Foreign Access 25 Stocks for which market prices are available and no new stock will be added to the U.S. Select Foreign Access 25 Basket until the next Anniversary Date. As a result, there may be periods during which the U.S. Select Foreign Access 25 Basket contains fewer than twenty-five U.S. Select Foreign Access 25 Stocks.

4. If a U.S. Select Foreign Access 25 Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that U.S. Select Foreign Access 25 Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that U.S. Select Foreign Access 25 Stock and that value will be allocated to the remaining stocks at the next Commencement Date in proportion to the then-current weighting of each remaining U.S. Select Foreign Access 25 Stock. At that time, no adjustment will be made to the Share Multiplier of the relevant U.S. Select Foreign Access 25 Stock.

5. If a U.S. Select Foreign Access 25 Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the U.S. Select Foreign Access 25 Company, or a tracking stock is issued by a U.S. Select Foreign Access 25 Company to all of its shareholders, then the new equity securities will be added to the U.S. Select Foreign Access 25 Basket as a new U.S. Select Foreign Access 25 Stock. The Share Multiplier for the new U.S. Select Foreign Access 25 Stock will equal the product of the then current Share Multiplier with respect to the U.S. Select Foreign Access 25 Stock for which the new U.S. Select Foreign Access 25 Stock is being issued (the “Original U.S. Select Foreign Access 25 Stock”) and the number of shares of the new U.S. Select Foreign Access 25 Stock issued with respect to one share of the Original U.S. Select Foreign Access 25 Stock. As a result, there may be periods during which the U.S. Select Foreign Access 25 Basket contains more than twenty-five U.S. Select Foreign Access 25 Stocks.

6. If a U.S. Select Foreign Access 25 Stock represents a market capitalization of less than $50,000,000, that stock will be immediately removed from the U.S. Select Foreign Access 25 Basket. The value of that stock at the time of its removal from the U.S. Select Foreign Access 25 Basket will be reflected in Share Multiplier adjustments among the remaining U.S. Select Foreign Access 25 Stocks at the next Commencement Date in proportion to the then current weighting of each remaining U.S. Select Foreign Access 25 Stock.

7. If a Market Disruption Event occurs due to a suspension of or material limitation on trading of a particular U.S. Select Foreign Access 25 Stock and is continuing for more than 10 consecutive Index Business Days, the relevant stock will be immediately removed from the U.S. Select Foreign Access 25 Basket. The value of that stock at the time of its removal from the U.S. Select Foreign Access 25 Basket will be reflected in Share Multiplier adjustments among the remaining U.S. Select Foreign Access 25 Stocks at the next Annual Selection Date in proportion to the then current weighting of each remaining U.S. Select Foreign Access 25 Stock.

8. If the Calculation Agent holds more than 8% of the outstanding shares of any U.S. Select Foreign Access 25 Stock, the Share Multiplier for that U.S. Select Foreign Access 25 Stock will be adjusted to reflect a holding in the U.S. Select Foreign Access 25 Basket of no more than 7.5% of the outstanding shares of the applicable U.S. Select Foreign Access 25 Stock. The value of the number of shares of that U.S. Select Foreign Access 25 Stock at the time of its removal from the U.S. Select Foreign Access 25 Basket will be reflected in Share Multiplier adjustments among the remaining U.S. Select Foreign Access 25 Stocks at the next Commencement Date in proportion to the then current weighting of each remaining U.S. Select Foreign Access 25 Stock.

9. In order to preserve the continuity of the value of the U.S. Select Foreign Access 25 Basket, if any hypothetical call option has a value greater than zero at expiration, the Share Multiplier of the related stock in the U.S. Select Foreign Access 25 Basket will be reduced by an amount that, when multiplied by the closing price of the related stock on the last Index Business Day of the quarterly period, equals the value of the hypothetical option at expiration.

Except for 9 above, no adjustments of any Share Multiplier of a U.S. Select Foreign Access 25 Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

The Calculation Agent expects that no adjustments to the Share Multiplier of any U.S. Select Foreign Access 25 Stock or to the U.S. Select Foreign Access 25 Basket will be made other than those specified above; however, the Calculation Agent may at its discretion make adjustments to maintain the value of the U.S. Select Foreign Access 25 Basket if certain events would otherwise alter the value of the U.S. Select Foreign Access 25 Basket despite there being no change in the market prices of the U.S. Select Foreign Access 25 Stocks.

Calculation of the Value of the U.S. Select Foreign Access 25 Basket

The value of the U.S. Select Foreign Access 25 Basket will be calculated at the close of business on each Index Business Day by the Calculation Agent and published on Reuters Page MEREDUS13 (or any successor page for the purpose of displaying that value as identified by the Calculation Agent). The value of the U.S. Select Foreign Access 25 Basket will be set to 100 on the Pricing Date. The value of the U.S. Select Foreign Access 25 Basket on each Index Business Day will equal the sum of the values of the U.S. Select Foreign Access 25 Stocks and the Adjusted Quarterly Income, less the Current Option Value (determined as described under “—Hypothetical Call Options—Valuation of hypothetical call options” in this prospectus supplement). The value of the U.S. Select Foreign Access 25 Basket on any day that is not an Index Business Day will equal the value of the U.S. Select Foreign Access 25 Basket on the previous Index Business Day as reduced by the pro rata portion of the Basket Adjustment Factor for that day.

The “Adjusted Quarterly Income” will equal the sum of the hypothetical income related to each of the U.S. Select Foreign Access 25 Stocks (the “Quarterly Income”), reduced by the pro rata portion of the Basket Adjustment Factor. The Quarterly Income for each U.S. Select Foreign Access 25 Stock will be the sum of (i) the cash dividends per share in respect of that U.S. Select Foreign Access 25 Stock during that quarterly calculation period and Targeted Quarterly Premium, less the Premium Adjustment, if any, multiplied by the applicable Share Multiplier and (ii) the value of premiums in respect of the hypothetical call options.

The “Targeted Quarterly Premium” equals the adjusted annual target yield less the dividend yield as determined by the Calculation Agent on that U.S. Select Foreign Access 25 Stock on the first day of that quarterly calculation period, multiplied by the closing price of that U.S. Select Foreign Access 25 Stock on the day the applicable hypothetical call option is priced, divided by 4. The adjusted annual target yield is obtained by increasing the annual target yield of 10% on the U.S. Select Foreign Access 25 Basket on the first day of each quarterly calculation period by an amount intended to, but which may or may not, offset the value of the Basket Adjustment Factor. The annual target yield of 10% does not represent a guarantee, representation or estimate of the actual annual yield of the PROCEEDS.

If the highest exercise price bid for any option is less than 105% of the closing price of the related stock on the day the hypothetical call option is priced, a premium adjustment will be subtracted from the cash dividends and the Targeted Quarterly Premium. A “premium adjustment” is the difference between the Target Quarterly Premium in respect of that U.S. Select Foreign Access 25 Stock and the actual highest quarterly premium in respect of that hypothetical call option with an exercise price equal to 105% of the closing price of that U.S. Select Foreign Access 25 Stock.

If any hypothetical call option has a value greater than zero at expiration, the value of that option will be removed from the value of the U.S. Select Foreign Access 25 Basket at the close of business on the day the option expires. In order to preserve the continuity of the value of the U.S. Select Foreign Access 25 Basket following any removal, the contributing value of the related U.S. Select Foreign Access 25 Stock to the U.S. Select Foreign Access 25 Basket will be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the Share Multiplier of the related stock in the U.S. Select Foreign Access 25 Basket by an amount that, when multiplied by the closing price of the related stock on the last Index Business Day of the quarterly calculation period, equals the value of the hypothetical option at expiration. The reduction of the Share Multiplier of an underlying stock under these circumstances will reduce the contributing value of the U.S. Select Foreign Access 25 Stock to the U.S. Select Foreign Access 25 Basket. Because these reductions will have the effect of ensuring the continuity of the value of the U.S. Select Foreign Access 25 Basket, they will not result in Allocation Determination Events. The reduced Share Multiplier will be used to calculate the value of the U.S. Select Foreign Access 25 Basket, and thus the value of the Basket Units, on the following Index Business Day. For more information on the reduction of Share Multipliers under these circumstances, see “—Determination of the U.S. Select Foreign Access 25 Stocks—Adjustments to the Share Multipliers and the U.S. Select Foreign Access 25 Basket” in this prospectus supplement.

The value of a cash dividend or distribution will be included in the Basket Unit Income at the close of business on the ex-dividend date for that dividend or distribution. The value of premiums in respect of hypothetical call options will be included in the Basket Unit Income at the close of business on the day on which the hypothetical call option is priced.

The Basket Unit Income will be removed from the value of the U.S. Select Foreign Access 25 Basket at the close of business on the last day of the related quarterly calculation period. The Basket Unit Income will be zero until hypothetical call options are priced during the following quarterly calculation period or until the next ex-dividend date for an underlying stock. The removal of Basket Unit Income will reduce the value of the U.S. Select Foreign Access 25 Basket and may therefore cause an Allocation Determination Event in which the allocation to the Basket Units is reduced, even if the prices of the U.S. Select Foreign Access 25 Stocks have not fallen.

Hypothetical Call Options

Terms of hypothetical call options

The Calculation Agent will price hypothetical cash-settled call options relating to shares of each of the U.S. Select Foreign Access 25 Stocks beginning on the Pricing Date, and thereafter on a quarterly basis for a three month term, beginning on the third Friday in December of 2006. Hypothetical call options will be priced on the first Index Business Day of each quarterly calculation period. The hypothetical call options relating to a U.S. Select Foreign Access 25 Stock will correlate to the number of shares of that U.S. Select Foreign Access 25 Stock used to calculate the value of the U.S. Select Foreign Access 25 Basket on the day the options are priced.

Each hypothetical call option will:

•	expire on the last day of the quarterly calculation period;

•	be automatically settled on the last Index Business Day of the quarterly calculation period if the closing price of the related U.S. Select Foreign Access 25 Stock on that day exceeds the exercise price; and

•	have an exercise price greater than or equal to 105% of the closing price of the applicable U.S. Select Foreign Access 25 Stock on the day the hypothetical call option is priced.

The exercise price of each hypothetical call option will be determined through the bidding process described below. Before seeking bids on the exercise price of a hypothetical call option, the Calculation Agent will determine the option’s Targeted Quarterly Premium. Once the Calculation Agent has determined the Targeted Quarterly Premium for a hypothetical call option, it will seek exercise prices for that hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The exercise price for the hypothetical call option will equal the highest exercise price quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related Targeted Quarterly Premium will be included in the value of the U.S. Select Foreign Access 25 Basket at close of business on the day the hypothetical call option is priced.

If the highest exercise price bid is less than 105% of the closing price of the related stock on the day the hypothetical call option is priced, the Calculation Agent will set the exercise price of the hypothetical call option at 105% of the closing price of the related stock on the day the hypothetical call option is priced and will seek quotations for premiums for the hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The premium for the hypothetical call option will equal the highest premium quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related premium will be included in the value of the U.S. Select Foreign Access 25 Basket at the close of business on the day the hypothetical call option is priced. Under these circumstances, the Basket Unit Income will be less than it would have been if the highest exercise price bid had been greater than or equal to 105% of the closing price of the related stock on the day the hypothetical call option was priced, except to the extent that dividends on the U.S. Select Foreign Access 25 Stocks are higher than historical dividends by an amount sufficient to offset the difference between the actual Basket Unit Income and the Basket Unit Income that would have resulted if the premium in respect of each hypothetical call option had been equal to its Target Quarterly Premium.

In seeking exercise prices or premiums from dealers in options in respect of hypothetical call options relating to any of the U.S. Select Foreign Access 25 Stocks, the Calculation Agent may reject any exercise price or premium that does not meet the requirements for hypothetical call options stated above or that relates to a number of shares of the related U.S. Select Foreign Access 25 Stock that is different than the number of shares of that U.S. Select Foreign Access 25 Stock used to calculate the value of the U.S. Select Foreign Access 25 Basket with respect to the outstanding number of PROCEEDS at the close of business on the Index Business Day prior to the date on which the options are priced.

The closing price of any U.S. Select Foreign Access 25 Stock on any date will be (i) if the common stock is listed on a national securities exchange on that date of determination, the last reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (ii) if the common stock is not listed on a national securities exchange on that date of determination, or if the last reported sale price on that exchange is not obtainable (even if the common stock is listed or admitted to trading on that exchange), and the common stock is quoted on The Nasdaq National Market, the last reported sale price of the principal trading session on that date as reported on The Nasdaq National Market and (iii) if the common stock is not listed on a national securities exchange or quoted on The Nasdaq National Market on that date of determination, or if the last reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on The Nasdaq National Market), the last reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no reported sale price of the principal trading session is available pursuant to clauses (i), (ii) or (iii) above or if there is a Market Disruption Event, the trading price on any date of determination, unless deferred by the

Calculation Agent as described below under “—Valuation of hypothetical call options” in this prospectus supplement, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the common stock obtained from as many dealers in that stock (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make bid prices available to the Calculation Agent. A security “quoted on The Nasdaq National Market” will include a security included for listing or quotation in any successor to that system and the term “OTC Bulletin Board” will include any successor to that service.

If during any quarterly calculation period the Calculation Agent removes one of the U.S. Select Foreign Access 25 Stocks, all outstanding hypothetical call options in respect of that U.S. Select Foreign Access 25 Stock will be treated as terminated at the close of business on the day on which the U.S. Select Foreign Access 25 Stock is removed. At that time, the value of the shares of the removed U.S. Select Foreign Access 25 Stock, less the value, if any, of the hypothetical call options in respect of that U.S. Select Foreign Access 25 Stock, will be reallocated to hypothetical investments in shares (or fractional shares) of the remaining U.S. Select Foreign Access 25 Stocks on the next Commencement Date. The amount allocated to hypothetical investments in respect of each remaining U.S. Select Foreign Access 25 Stock will be in proportion to the percentage of the value of each remaining U.S. Select Foreign Access 25 Stock relative to the value of the U.S. Select Foreign Access 25 Basket (less the value of the removed U.S. Select Foreign Access 25 Stock) at the close of business on the Index Business Day immediately preceding the next Commencement Date. See “Description of the U.S. Select Foreign Access 25 Basket—Adjustments to the Share Multipliers and the U.S. Select Foreign Access 25 Basket” in this prospectus supplement. The Calculation Agent will determine the terms of a new hypothetical call option in respect of each additional share (or fractional share) as described above in “—Hypothetical Call Options—Terms of Hypothetical Call Options” in this prospectus supplement. The premium in respect of each additional hypothetical call option will be included in the value of the U.S. Select Foreign Access 25 Basket at the close of business on the day the option is priced and will be included in the Basket Unit Income for that quarterly calculation period.

The terms of the hypothetical call options will provide for adjustments to reflect the occurrence of a corporate or other similar event affecting a U.S. Select Foreign Access 25 Stock (such as, for example, a merger or other corporate combination or a stock split or reverse stock split).

Valuation of hypothetical call options

The “Current Option Value” is the sum of the mark-to-market value of each hypothetical call option and will be determined by the Calculation Agent at the close of business on each Index Business Day using accepted option valuation methods. The valuation methods take into account variables such as:

•	the closing price of the related U.S. Select Foreign Access 25 Stock as of the time the hypothetical call option is valued;

•	the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;

•	the exercise price of the hypothetical call option;

•	the computed continuously compounded annualized current dividend yield on the related U.S. Select Foreign Access 25 Stock based on expected dividends;

•	the U.S. dollar interest rate as of the time the hypothetical call option is valued, converted into a continuously compounded rate; and

•	the implied volatility of the related U.S. Select Foreign Access 25 Stock (determined by the Calculation Agent as described below).

At the time the hypothetical call option is priced, the U.S. dollar interest rate will equal U.S. dollar LIBOR as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the Calculation Agent at that time, based on the time to maturity of that hypothetical call option. During the remaining term of the hypothetical call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the hypothetical call option. If an interest rate for a term identical to the remaining term of the hypothetical call option is not published, the Calculation Agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the hypothetical call option and the published rate for a longer term nearest to the term of the hypothetical call option. All interest rates will be converted by the Calculation Agent into a rate compounded on a continuous basis.

The annualized current dividend yield for a U.S. Select Foreign Access 25 Stock on which the option is priced will be calculated on any Index Business Day by dividing the ordinary dividend or dividends (as described above in “Description of the U.S. Select Foreign Access 25 Basket—Initial Selection of the U.S. Select Foreign Access 25 Stocks” in this prospectus supplement) historically paid by the issuer of that U.S. Select Foreign Access 25 Stock during the most recent period corresponding to the current quarterly calculation period (or if the issuer of the U.S. Select Foreign Access 25 Stock has publicly disclosed that any dividend payable during the quarterly calculation period in which the hypothetical call option is being priced will be a different amount than the most recent corresponding historical dividend, the amount publicly disclosed by the issuer) by the closing price of that U.S. Select Foreign Access 25 Stock on the principal U.S. exchange or market on that day and annualizing (based on a 365-day year) the result to the end of that quarterly calculation period. The annualized current dividend yield for any U.S. Select Foreign Access 25 Stock on which an option is priced will be zero:

•	for the remainder of each quarterly calculation period following the ex-dividend date for that U.S. Select Foreign Access 25 Stock corresponding to the final ex-dividend date in the most recent period corresponding to the current quarterly calculation period; and

•	in each quarterly calculation period in which an ordinary dividend has not been payable historically (because the dividend is payable annually, semiannually or otherwise),

in either case, unless and until the issuer of that U.S. Select Foreign Access 25 Stock publicly discloses a dividend payable during the remainder of that quarterly calculation period, in which case the annualized current dividend yield will be calculated using the amount publicly disclosed by the issuer.

The implied volatility of a hypothetical call option on any Index Business Day is:

•	when hypothetically purchasing Basket Units, the bid-side implied volatility;

•	when hypothetically selling Basket Units, the offered-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the relevant U.S. Select Foreign Access 25 Stock as determined by the Calculation Agent by interpolating from the implied volatility surface for the most comparable call options listed on the AMEX, the Chicago Board Options Exchange, the International Securities Exchange or other applicable exchanges on the relevant U.S. Select Foreign Access 25 Stock as determined by the Calculation Agent in accordance with option pricing methodologies selected by the Calculation Agent, taking into account the nearest exercise price and maturity and using the U.S. dollar interest rate and dividend yield determined as described above.

If no value of a hypothetical call option is available on any date because of a Market Disruption Event, because the Calculation Agent determines that the market for the listed options described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to the relevant U.S. Select Foreign Access 25 Stock, the size of the open interest in call options with related exercise prices and maturities relating to that U.S. Select Foreign Access 25 Stock and the size of the bid-offer relative to the number of hypothetical options related to that U.S. Select Foreign Access 25 Stock to be priced on that day in respect of the PROCEEDS then outstanding) for the purpose of calculating the implied volatility of any hypothetical call option or otherwise, or if the reported prices for the listed options described above contain or are the result of manifest error, unless deferred by the Calculation Agent as described in the next paragraph, the value of that hypothetical call option will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of these dealers, as will make that value available to the Calculation Agent.

The Calculation Agent may defer the determination of the values of the hypothetical call options for up to ten consecutive Index Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the values of the hypothetical call options in consultation with ML&Co. No determination of the value of the U.S. Select Foreign Access 25 Basket or reallocation of hypothetical funds in the Reference Index will occur on any day the determination of the values of the hypothetical call options is deferred by the Calculation Agent.

UNITED STATES FEDERAL INCOME TAXATION

General

Set forth in full below is the opinion of Sidley Austin LLP, our counsel, as to certain United States federal income tax consequences of the purchase, ownership and disposition of the PROCEEDS. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with PROCEEDS held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities or persons holding PROCEEDS in a tax-deferred or tax-advantaged account (except to the extent specifically described below), or persons holding PROCEEDS as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). Persons considering the purchase of the PROCEEDS should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the PROCEEDS arising under the laws of any other taxing jurisdiction.

We do not address all of the tax consequences that may be relevant to an investor. In particular, we do not address:

•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of PROCEEDS;

•	the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of PROCEEDS;

•	persons who hold the PROCEEDS whose functional currency is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of PROCEEDS.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of the PROCEEDS in light of your own circumstances.

A U.S. Holder is a beneficial owner of the PROCEEDS who or which is:

•	a citizen or individual resident of the United States, as defined in Section 7701(b) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a beneficial owner of PROCEEDS other than a U.S. Holder.

We urge you to consult your own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the PROCEEDS in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the PROCEEDS

We have received an opinion from our counsel, Sidley Austin LLP, that the PROCEEDS will be treated as indebtedness for United States federal income tax purposes and that the PROCEEDS will be subject to the special regulations issued by the U.S. Treasury Department governing contingent payment debt instruments (the “CPDI regulations”).

Accrual of Interest on the PROCEEDS

Pursuant to the terms of the PROCEEDS, we and you will agree, for United States federal income tax purposes, to treat the PROCEEDS as debt instruments that are subject to the CPDI regulations. Pursuant to these regulations, U.S. Holders of the PROCEEDS will be required to accrue interest income on the PROCEEDS, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting.

The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the PROCEEDS that equals:

(1)	the product of (i) the adjusted issue price (as defined below) of the PROCEEDS as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the PROCEEDS, adjusted for the length of the accrual period;

(2)	divided by the number of days in the accrual period; and

(3)	multiplied by the number of days during the accrual period that the U.S. Holder held the PROCEEDS.

A PROCEEDS’s issue price is the first price to the public at which a substantial amount of the PROCEEDS is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a PROCEEDS is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below, previously scheduled to have been made with respect to the PROCEEDS.

The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the PROCEEDS. This schedule must produce the comparable yield. Solely for purposes of applying the CPDI regulations to the PROCEEDS, ML&Co. has determined that the projected payments for the PROCEEDS consist of (i) estimates of the variable quarterly interest payments on the PROCEEDS and (ii) a payment on the maturity date of the principal amount thereof. In particular, ML&Co. has determined that, per $10 principal amount of PROCEEDS, the comparable yield is             %, compounded quarterly, and the projected payments consist of (i) projected variable quarterly interest payments equal to $             on December 21, 2006, $             on all other interest payment dates occurring prior to December     , 2011, and (ii) a projected payment per $10 principal amount of PROCEEDS on December         , 2011 equal to $              (which will consist of the $10 principal amount and a projected variable quarterly interest payment equal to $             ). U.S. Holders may also obtain the projected payment schedule by submitting a written request for such information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038 or to corporatesecretary@exchange.ml.com.

For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the PROCEEDS, unless a U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the “IRS”). A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the PROCEEDS for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the PROCEEDS.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the PROCEEDS

If, during any taxable year, a U.S. Holder receives actual payments with respect to the PROCEEDS for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of that excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income for the taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the PROCEEDS for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the PROCEEDS for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the PROCEEDS during prior taxable years, reduced to the extent that interest was offset by prior net negative adjustments.

Sale or Exchange of the PROCEEDS

Generally, the sale or exchange of a PROCEEDS will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale or exchange will be equal to the difference between (a) the amount realized by the U.S. Holder on that sale or exchange and (b) the U.S. Holder’s adjusted tax basis in the PROCEEDS. A U.S. Holder’s adjusted tax basis in a PROCEEDS on any date will generally be equal to the U.S. Holder’s original purchase price for the PROCEEDS, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as defined above, previously made to the U.S. Holder through that date. Gain recognized upon a sale or exchange of a PROCEEDS will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the PROCEEDS is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Treatment of Non-U.S. Holders

All payments on the PROCEEDS made to a Non-U.S. Holder, including any payment of quarterly interest, and any gain realized on a sale or exchange of the PROCEEDS (other than income or gain attributable to accrued interest payments), will be exempt from United States income or withholding tax, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and (iii) the payments and gain are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PROCEEDS certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and other information as the form may require.

If a Non-U.S. Holder of the PROCEEDS is engaged in a trade or business in the United States, and if interest on the PROCEEDS is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the PROCEEDS in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if a Non- U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds from a disposition of, the PROCEEDS may be subject to information reporting and United States federal backup withholding tax at the applicable statutory rate if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. Holder may be subject to United States backup withholding tax on payments on the PROCEEDS and the proceeds from a sale or other disposition of the PROCEEDS unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against the holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan or an individual retirement account or a Keogh Plan (a “plan”) should consider whether an investment in the PROCEEDS would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“similar law arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the PROCEEDS by a plan with respect to which the Company, MLPF&S or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those PROCEEDS are acquired pursuant to and in accordance with an applicable exemption. Under ERISA and various prohibited transaction class exemptions, or “PTCEs”, issued by the U.S. Department of Labor exemptive relief may be available if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the PROCEEDS. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

(6)	the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason or providing services to plans or being an affiliate of such service provider (the “Service Provider Exemption”).

The PROCEEDS may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the prohibited transaction class exemptions, or “PTCEs”, listed above, the Service Provider Exemption or another applicable similar exemption. Any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS will be deemed to have represented by its purchase and holding of the PROCEEDS that either (1) it is not a plan or a plan asset entity and is not purchasing those PROCEEDS on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, it is eligible for the exemptive relief available under any of the PTCEs listed above, the Service Provider Exemption or another applicable exemption. In addition, any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS which is subject to any similar laws will be deemed to have represented by its purchase and holding of the PROCEEDS that its purchase and holding will not violate the provisions of those laws.

The sale of any PROCEEDS to a plan is in no respect a representation by the Company, MLPF&S or any of their respective affiliates that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is otherwise appropriate for plans generally or any particular plan.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the PROCEEDS on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the PROCEEDS will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the principal amount and the Supplemental Redemption Amount, if any.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the PROCEEDS and other securities. For further information on ML&Co. and the PROCEEDS, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying general prospectus and prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

UNDERWRITING

MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $                    aggregate principal amount of PROCEEDS. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the PROCEEDS if any are purchased.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the PROCEEDS directly to the public, and that it may offer a part of the PROCEEDS to certain dealers, at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the PROCEEDS subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

In addition to the compensation paid at the time of the original sale of the PROCEEDS, the underwriter will pay an amount on each anniversary of the Pricing Date in 2007 through 2010 to brokers whose client accounts purchased the units in the initial distribution and who continue to hold their PROCEEDS. This additional amount will equal 0.5% per unit based on the redemption amount of the PROCEEDS calculated as if the applicable payment date is the maturity date and the Ending Value is equal to the closing value of the Reference Index on that date. Also, the underwriter may from time to time pay additional amounts to brokers whose client accounts purchased PROCEEDS in the secondary market and continue to hold those PROCEEDS.

MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the PROCEEDS. Accordingly, offerings of the PROCEEDS will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the PROCEEDS. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the PROCEEDS.

If the underwriter creates a short position in the PROCEEDS in connection with the offering, i.e., if it sells more units of the PROCEEDS than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the PROCEEDS in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the PROCEEDS, has no overallotment option, it would be required to closeout a short position in the PROCEEDS by purchasing PROCEEDS in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PROCEEDS. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the PROCEEDS. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

VALIDITY OF THE NOTES

The validity of the PROCEEDS will be passed upon for ML&Co. and for the underwriter by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the three-month periods ended March 31, 2006 and April 1, 2005, the three-month and six-month periods ended June 30, 2006 and July 1, 2005 and the three-month and nine-month periods ended September 29, 2006 and September 30, 2005 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 29, 2006 and incorporated by reference herein, they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Adjusted Quarterly Income	PS-42
Allocation Determination Event	PS-6
Anniversary Date	PS-38
Annual Selection Date	PS-38
Banking Business Day	PS-17
Basket Adjustment Factor	PS-6
Basket Unit Income	PS-5
Basket Units	PS-1
Business Day	PS-17
Calculation Agent	PS-3
Commencement Date	PS-17
Cushion	PS-7
Daily Leverage Charge	PS-6
Defeasance Event	PS-7
Ending Value	PS-4
Floor Level	PS-7
Index Adjustment Factor	PS-5
Index Business Day	PS-16
Index Components	PS-3
Leverage Units	PS-1
Market Disruption Event	PS-18
New Stocks	PS-38
Pricing Date	PS-3
PROCEEDS	PS-1
Reference Index	PS-1
Share Multiplier	PS-38
Starting Value	PS-4
Supplemental Redemption Amount	PS-4
Targeted Exposure	PS-6
Threshold Value	PS-4
U.S. Select Foreign Access 25 Basket	PS-1
U.S. Select Foreign Access 25 Company	PS-11
U.S. Select Foreign Access 25 Stocks	PS-4
Valuation Date	PS-4
Zero Coupon Bond Units	PS-1

                    Units

Merrill Lynch & Co., Inc.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the U.S. Select Foreign Access 25 PROCEEDS Index

due December     , 2011

(the “PROCEEDSSM”)

$10 principal amount per unit

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

December     , 2006

“PROtected Covered Call EnhancED Income NoteS” and “PROCEEDS” are service marks of Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s 500®”, “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith, Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. The Global Industry Classification Standard (GICS®) was developed by and is the exclusive property and a trademark of Standard & Poor’s and Morgan Stanley Capital International Inc.